Exhibit 2.1
Execution Version

ASSET PURCHASE AGREEMENT
DATED AS OF
OCTOBER 5, 2018
BY AND AMONG
GENERAL DYNAMICS INFORMATION TECHNOLOGY, INC.,
MAXIMUS FEDERAL SERVICES, INC.,
AND
SOLELY FOR PURPOSES OF Section 12.18,
MAXIMUS, INC.

12706549.8

EXHIBITS:

Exhibit A	Accounting Principles
Exhibit B	Form of Rep Insurance Policy
Exhibit C	Sample Net Working Capital Computation
Exhibit D	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit E	Form of Subcontract Pending Novation and Consent
Exhibit F	Form of Transition Services Agreement
Exhibit G	Forms of Facility Licenses
Exhibit H Exhibit I	Form of Assignment of Leases Data Transfer Agreement

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 5, 2018 is made by and among General Dynamics Information Technology, Inc., a Virginia corporation (the “Seller”), MAXIMUS Federal Services, Inc., a Virginia corporation (the “Buyer”), and, solely for purposes of Section 12.18, MAXIMUS Inc., a Virginia corporation (“Maximus”).
WHEREAS, the Seller is engaged in the business of providing contact center services to the public on behalf of Governmental Entities under the Purchased Customer Contracts (as defined below) (such business of the Seller to the extent performed by the Seller under the Purchased Customer Contracts as of the date hereof, the “Business”).
WHEREAS, subject to the terms and conditions of this Agreement, (i) the Buyer desires to purchase and acquire from the Seller, and the Seller desires to sell to the Buyer, the Purchased Assets, and (ii) the Buyer desires to assume from the Seller, and the Seller desires to transfer and assign to the Buyer, the Assumed Liabilities.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the Parties and, solely with respect to Section 12.18, Maximus, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
“Accountant” has the meaning set forth in Section 3.5(d).
“Accountant’s Questions” has the meaning set forth in Section 3.5(f)(iii).
“Accounting Principles” means the accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions and procedures set forth on Exhibit A hereto.
“Accounts Receivable” means accounts and notes receivable of Seller and such other claims for money due to Seller generated by or otherwise relating to the Business, and any unpaid interest or fees accrued on any such accounts and notes receivable.
“Acquired Benefit Plans” has the meaning set forth in Section 8.2(b).
“Acquired Employees” has the meaning set forth in Section 8.1.
“Action” means any claim, action, charge, suit, proceeding or investigation by or before any Governmental Entity with legal and binding authority over such matter.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Statement” has the meaning set forth in Section 3.6(a).
“Ancillary Documents” means the Bill of Sale and Assignment and Assumption Agreement, the Subcontract Pending Novation and Consent, the Transition Services Agreement, the Facility Licenses, the Assignment of Leases, each other certificate and document to be delivered pursuant to this Agreement and the Confidentiality Agreement.
“Annual Bonuses” has the meaning set forth in Section 8.2(a).
“Antitrust Laws” means the HSR Act and any foreign antitrust or competition Laws.
“Assignment of Leases” has the meaning set forth in Section 9.2(e)(vi).
“Assumed Liabilities” has the meaning set forth in Section 2.3(a).
“Audited Financial Statements” has the meaning set forth in Section 7.13.
“Base Price” has the meaning set forth in Section 3.2.
“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 9.2(e)(ii).
“Bring Down Certificate” has the meaning set forth in Section 9.2(d)
“Bonus Plans” has the meaning set forth in Section 8.2(a).
“Books and Records” means books, records, ledgers, files, documents, correspondence, lists, specifications, drawings, advertising and promotional materials, studies, reports and other similar materials (in whatever form or medium).
“Business” has the meaning set forth in the Recitals.
“Business Associate Agreement” has the meaning set forth in Section 4.18(d).
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.
“Business Employees” has the meaning set forth in Section 4.15(a).
“Business Systems” has the meaning set forth in Section 4.13(e).

“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).
“Buyer Material Adverse Effect” has the meaning set forth in Section 5.1.
“Closing” has the meaning set forth in Section 3.1.
“Closing Balance Sheet” has the meaning set forth in Section 3.4(a)(i).
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Financial Statements” has the meaning set forth in Section 3.4(a)(ii).
“Closing Indebtedness” has the meaning set forth in Section 3.4(a)(ii).
“Closing Net Working Capital” has the meaning set forth in Section 3.4(a)(ii).
“Closing Report” has the meaning set forth in Section 3.4(a)(ii).
“COBRA” has the meaning set forth in Section 8.1.
“Code” means the Internal Revenue Code of 1986, as amended (together with all rules and regulations promulgated thereunder).
“Collateral Source” has the meaning set forth in Section 10.4(c).
“Competing Business” has the meaning set forth in Section 7.8(a).
“Confidential Information” has the meaning set forth in Section 7.11.
“Confidentiality Agreement” means that certain confidentiality agreement, dated as of July 9, 2018 by and between Maximus and the Seller.
“Contesting Party” has the meaning set forth in Section 7.4.
“Contractors” has the meaning set forth in Section 4.15(b).
“Contracts” means, all legally binding contracts, licenses, leases, subleases, commitments, mortgages, purchase orders, indentures and other legally binding agreements, whether written or oral.
“Data Transfer Agreement” means that certain Data Transfer Agreement, dated as of the date hereof, by and among the Seller and the Buyer, a copy of which is set forth as Exhibit I.
Designated Customer” means the Defense Health Agency, the Military Health System or a U.S. Federal civilian Governmental Entity. A Designated Customer shall not include any U.S. military or intelligence Governmental Entity or the U.S. Department of Homeland Security.

“Designated Opportunity” means a contracting opportunity that (1) includes as a component of the services to be provided thereunder contact center services to be provided to the public on behalf of a Designated Customer, and (2) the Seller Contracting Party anticipates will require 100 or more contact center employees to support such opportunity.
“Disclosing Party” has the meaning set forth in Section 7.11.
“Disclosure Schedules” means all of the disclosure schedules accompanying this Agreement.
“Dispute Notice” has the meaning set forth in Section 3.5(b).
“Dispute Resolution Period” has the meaning set forth in Section 3.5(c).
“Disputed Items” has the meaning set forth in Section 3.5(b).
“DOJ” has the meaning set forth in Section 6.2(b).
“Effective Time” has the meaning set forth in Section 3.1.
“Employee Benefit Plan” means an employee pension benefit plan within the meaning of Section 3(2) of ERISA (an “Employee Pension Benefit Plan”) or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA (an “Employee Welfare Benefit Plan”), where no distinction is required by the context in which the term is used.
“Employee Pension Benefit Plan” has the meaning set forth in the definition of Employee Benefit Plan.
“Employee Welfare Benefit Plan” has the meaning set forth in the definition of Employee Benefit Plan.
“End Date” has the meaning set forth in Section 11.1(b).
“Engagement Letter” has the meaning set forth in Section 3.5(e).
“Environmental Laws” means any Law relating to (a) environmental matters, including those relating to Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells, (b) the Release, generation, use, storage, transportation or disposal of Hazardous Materials or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare in any manner applicable to the Business, including but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (ii) the Resource Conservation and Recovery Act of 1976, (iii) the Hazardous Materials Transportation Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, (vii) the Safe Drinking Water Act, (viii) the National Environmental Policy Act of 1969, (ix) the Emergency Planning and Community Right-to-Know Act, (x) the Federal Insecticide, Fungicide and Rodenticide Act, (xi) the Oil Pollution Act and (xii) the Occupational Safety and Health Act of 1970, each as amended or supplemented.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (together with all rules and regulations promulgated thereunder).
“ERISA Affiliate” means any Person or entity under common control with a member of the Seller and required to be aggregated therewith pursuant to Section 414(b), (c), (m) or (o) of the Code and/or Section 4001(b) of ERISA.
“Estimated Balance Sheet” has the meaning set forth in Section 3.3.
“Estimated Closing Report” has the meaning set forth in Section 3.3.
“Estimated Financial Statements” has the meaning set forth in Section 3.3.
“Estimated Indebtedness” has the meaning set forth in Section 3.3.
“Estimated Net Working Capital” has the meaning set forth in Section 3.3.
“Estimated Purchase Price Adjustment Amount” means the amount equal to (a) the Estimated Net Working Capital set forth on the Estimated Closing Report minus (b) the Target Net Working Capital Amount. For the avoidance of doubt, the Estimated Purchase Price Adjustment Amount may be positive or negative.
“Excess Recovery” has the meaning set forth in Section 10.4(c).
“Excluded Assets” has the meaning set forth in Section 2.2(b).
“Excluded Liabilities” has the meaning set forth in Section 2.3(b).
“Excluded Names” has the meaning set forth in Section 2.2(b)(xviii).
“Facility Licenses” has the meaning set forth in Section 9.2(e)(v).
“FAR” has the meaning set forth in Section 4.9(b)(ii).
“FCPA” has the meaning set forth in Section 4.17(b).
“Financial Statements” has the meaning set forth in Section 4.4(a).
“Former Business Employees” has the meaning set forth in Section 4.15(e).
“Fraud” means, with respect to a Party, actual and intentional common law fraud committed by such Party in the making of its representations included in this Agreement.
“FTC” has the meaning set forth in Section 6.2(b).
“GAAP” means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

“Government Bid” means a quotation, bid, offer or proposal submitted by the Seller that if accepted or successful would result in a Government Contract.
“Government Contract” means any Contract related exclusively to the Business between the Seller, on the one hand, and either: (a) any Governmental Entity; (b) any prime contractor of any Governmental Entity in its capacity as a prime contractor; or (c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) of this definition, on the other hand; provided, that a task, purchase or delivery order that is issued under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract under which it was issued.
“Government Furnished Equipment” means the right of the Seller to use and possess, but not to own, the equipment, fixtures, materials and tangible personal property loaned, bailed or otherwise furnished to or held by the Seller on behalf of a Governmental Entity in connection with any Government Contract, including government furnished property and contractor acquired property.
“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.
“GSA Retirement Plan” means the GDIT GSA Retirement Plan and Trust.
“Hazardous Materials” means each and every compound, chemical mixture, contaminant, pollutant, material, waste or other substance (a) that is defined or has been identified as hazardous or toxic or as a contaminant or oil pollutant under any Environmental Law or (b) the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment (herein, a “Release”) of which, or the transportation of which, is prohibited or regulated under any Environmental Law. Without limiting the generality of the foregoing, the term includes (i) “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and regulations promulgated thereunder, each as amended, (ii) “extremely hazardous substance” as defined in the Emergency Planning and Community Right to Know Act and regulations promulgated thereunder, each as amended, (iii) “hazardous waste” as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended, (iv) “hazardous materials” as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (v) “chemical substance or mixture” as defined in the Toxic Substances Control Act and regulations promulgated thereunder, each as amended, (vi) petroleum and petroleum products and byproducts, (vii) pesticides and herbicides and (viii) asbestos.
“HIPAA” has the meaning set forth in Section 4.18(a).
“HIPAA Commitments” has the meaning set forth in Section 4.18(a).
“HITECH Act” has the meaning set forth in Section 4.18(a).

“HSR Act” has the meaning set forth in Section 6.2(b).
“Incurred Costs” has the meaning set forth in Section 2.2(b)(ii).
“Indebtedness” has the meaning set forth in Section 3.3.
“Indemnified Party” has the meaning set forth in Section 10.3(a).
“Indemnifying Party” has the meaning set forth in Section 10.3(a).
“Initial Purchase Price” has the meaning set forth in Section 3.2.
“Initial Submission” has the meaning set forth in Section 3.5(f)(i).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) Software; (vi) internet domain name registrations; and (vii) other intellectual property and related proprietary rights, interests and protections.
“International Employee Plan” has the meaning set forth in Section 4.15(o).
“IRS” means the Internal Revenue Service.
“J&B” has the meaning set forth in Section 12.17.
“Law” means any applicable federal, state, provincial, local or foreign law, statute, rule, regulation, ordinance, Permit, order, writ, injunction, judgment or decree of any Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 2.2(a)(iii).
“Leases” has the meaning set forth in Section 2.2(a)(iii).
“Licensed Intellectual Property” means items of Intellectual Property owned by third parties that are used by the Business pursuant to a license, sublicense, agreement or other permission to use such Intellectual Property.
“Lien” means any lien, pledge, mortgage, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“Losses” means any losses, damages, penalties, fines, costs and expenses (including reasonable and documented attorneys’ fees and disbursements).
“Material Adverse Effect” means a material adverse effect on the business, assets, results of operations or financial condition of the Business taken as a whole; provided, however, that none of the following shall be deemed in and of itself, or in any combination, to constitute, and none of the following (and none of the effects of the following) shall be taken into account in determining whether there has been, or would be, a Material Adverse Effect: (a) changes or effects that generally affect the industry or industries in which the Business operates, the United States economy as a whole or any market in which the Business operates; (b) changes in any financial, capital, securities, currency or commodities markets (including any disruptions thereof or changes in monetary policy, inflation, interest rates, exchange rates or stock or bond prices); (c) changes or effects arising out of, or attributable to, the announcement, execution, pendency or performance of this Agreement and the transactions contemplated hereby or the identity of the Buyer, including the loss of any customers, subcontractors, vendors or employees; (d) changes or effects arising out of, or attributable to, acts of God, calamities, natural disasters, acts of terrorism, the commencement or escalation of any hostilities or war (whether declared or undeclared) or any national or international political or social conditions; (e) changes in legal or regulatory conditions applicable to the Business or the industry or industries in which the Business operates, including actual, proposed or prospective changes in Laws or the interpretation thereof; (f) changes in GAAP or other accounting regulations or principles or the interpretation thereof; (g) changes, events, occurrences or circumstances that exist or have occurred as of the date hereof and have been reflected in this Agreement or the Disclosure Schedules; (h) the failure, in and of itself, of the Seller with respect to the Business (1) to enter into any agreement or business arrangement with any customers, subcontractors or vendors (whether or not the possibility of such agreement or arrangement was previously disclosed to the Buyer) or (2) to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with the Buyer); (i) the failure of the Business to grow in any respect; or (j) any action taken, or failure to take any action, or such other change or event, in each case, to which the Buyer has consented or, if the Buyer’s consent is required pursuant to this Agreement, to which the Buyer has failed to provide its consent upon request.
“Material Contracts” has the meaning set forth in Section 4.8(a).
“Maximus” has the meaning set forth in the Preamble.
“Net Working Capital” means, as of the date and time of determination, the positive or negative difference between (a) the sum (without duplication) of the current assets included in the Purchased Assets and excluding the current assets included in the Excluded Assets, minus (b) the sum (without duplication) of the current liabilities included in the Assumed Liabilities and excluding the current liabilities included in Excluded Liabilities, in the case of each of clause (a) and clause (b), calculated in accordance with the Accounting Principles.
“Netted Amount” has the meaning set forth in Section 10.4(c).

“New Government Contract” has the meaning set forth in Section 7.8(a).

“Non-Compete End Date” has the meaning set forth in Section 7.8(a).

“Non-SCA Acquired Employees” means Acquired Employees who are not SCA Business Employees.

“Novation Agreement” has the meaning set forth in Section 7.3(a).
“Order” means any award, injunction, judgment, decree, writ, order, ruling, stipulation, subpoena, determination, verdict or other decision issued, promulgated or entered by or with any Governmental Entity.
“Ordinary Course Liabilities” has the meaning set forth in Section 2.3(a)(i).
“Parties” means the Seller and the Buyer together, and “Party” means the Seller or the Buyer individually, as the case may be.
“Permits” means any permits, grants, easements, consents, approvals, exemptions, licenses, franchises, certificates of authority or registrations issued by any Governmental Entity.
“Permitted Liens” means any (a) mechanics’, materialmens’ or similar Liens with respect to amounts not yet due or the validity of which is being contested in good faith, (b) Liens for Taxes not yet due or the validity of which is being contested in good faith and for which adequate reserves are reflected on the Seller’s Books and Records, (c) Liens securing rental payments under lease arrangements, (d) Liens encumbering any of the Leased Real Property that do not interfere with the use of the Leased Real Property by the Business in the ordinary course of the business as currently conducted thereon, (e) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (f) customary contractual provisions providing for retention of title to goods until payment is made, and (g) such other encumbrances or imperfections in or failures of title which would be disclosed by a title search or an inspection of the Leased Real Property including, without limitation, easements, rights-of-way, covenants and servitudes and other similar rights and obligations and zoning or other similar restrictions, in each case, that would not have a Material Adverse Effect.
“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.
“Personal Data” has the meaning ascribed to such term in the Data Transfer Agreement.
“Pipeline Opportunities” means any of the business opportunities identified on Schedule 1.1(a).
“Prepaid Assets” has the meaning set forth in Section 2.2(a)(vi).
“Purchase Price” has the meaning set forth in Section 3.5(i).
“Purchased Assets” has the meaning set forth in Section 2.2(a).
“Purchased Contracts” has the meaning set forth in Section 2.2(a)(i).
“Purchased Customer Contracts” means all Contracts by and between the Seller, on the one hand, and any customer of the Business, on the other hand, that are listed on Schedule 2.2(a)(i).

“Purchased Government Bids” has the meaning set forth in Section 2.2(a)(ii).
“Purchased Government Contract” means each Government Contract included in the Purchased Assets.
“Purchased Intellectual Property” has the meaning set forth in Section 2.2(a)(vii).
“Purchased Personal Property” has the meaning set forth in Section 2.2(a)(iv).
“Qualified Acquired Employee” has the meaning set forth in Section 8.2(a).
“Receiving Party” has the meaning set forth in Section 7.11.
“Recent Balance Sheet” has the meaning set forth in Section 4.4(a).
“Release” has the meaning set forth in the definition of “Hazardous Materials”.
“Remaining Items” has the meaning set forth in Section 3.5(d).
“Rep Insurance Policy” means a representation and warranty insurance policy issued in the name of the Buyer in connection with the transactions contemplated hereby in the form attached hereto as Exhibit B.
“Rep Insurance Reimbursement Amount” means the lesser of (A) fifty percent (50%) of the total out-of-pocket fees, expenses and premiums relating to the procurement and binding of the Rep Insurance Policy, and (B) $750,000.00.
“Rep Insurer” shall mean AIG Specialty Insurance Company, which is the insurer who will issue the Rep Insurance Policy.
“Reply Submission” has the meaning set forth in Section 3.5(f)(ii).
“Review Period” has the meaning set forth in Section 3.5(b).
“SCA Benefit Plans and Trust” means the employee benefit plans and trust indicated as such on Schedule 4.15(h).
“SCA Business Employees” means those Business Employees who are (A) “service employees” as defined in the McNamara-O’Hara Service Contract Act and are subject to such Act or (B) treated by the Seller as service employees who are subject to the McNamara-O’Hara Service Contract Act.
“Schedule” means a schedule to this Agreement that is contained in the Disclosure Schedules and incorporated herein pursuant to Section 12.3.
“Seller” has the meaning set forth in the Preamble.

“Seller Contracting Party” means means the Seller or any of its subsidiaries, or CSRA Inc. or any of its subsidiaries.
“Seller Employee Benefit Plan” has the meaning set forth in Section 4.15(h).
“Seller Guaranty” means any guaranty, letter of credit, bond or other surety issued to a third party by or on behalf of Seller or any of its Affiliates, in each case, to the extent securing an Assumed Liability, each of which is set forth on Schedule 1.1(b).
“Seller Indemnified Parties” has the meaning set forth in Section 10.2(b).
“Seller’s Knowledge” means the actual knowledge of James Gordon, Kyle McDowell, Evan Davis, Ron LeClere, Mike Colwell or Delta Stein and the knowledge such individuals would normally obtain after reasonable inquiry (considering the position and duties of such individual on behalf of the Business) in the ordinary course of performing his or her regular duties on behalf of the Seller.
“Software” means any and all computer programs, including operating system and applications software, computerized implementations of algorithms and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on computer hardware) and all available documentation, including user manuals, relating to the foregoing.
“Specified Consent” has the meaning set forth in Section 7.2(b).
“Straddle Period” means any Tax year or period beginning on or before the Closing Date and ending after the Closing Date.
“Subcontract Pending Novation and Consent” has the meaning set forth in Section 9.2(e)(iii).
“Systems” has the meaning set forth in Section 4.13(e).
“Target Net Working Capital Amount” means $85,600,000.
“Tax” or “Taxes” means a tax or taxes of any kind or nature, or however denominated, including liability for federal, state, provincial, local or foreign income, net or gross receipts, franchise, sales, use, transfer, registration, business and occupation, value added, excise, severance, stamp, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, estimated, alternative minimum or add-on minimum or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, including any transferee or secondary liability for a tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated, combined or unitary group, or being included or required to be included in any tax return relating thereto.
“Tax Contest” has the meaning set forth in Section 7.5(c).

“Tax Return” means any return, declaration, report, claim for refund, information return, disclosure or statement, and any schedule, document, attachment or amendment thereto, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection, payment, refund or credit of any Tax.
“Third-Party Claim” has the meaning set forth in Section 10.3(a).
“Transfer Taxes” has the meaning set forth in Section 7.5(g).
“Transferred Books and Records” has the meaning set forth in Section 2.2(a)(xi).
“Transferred Permits” has the meaning set forth in Section 2.2(a)(viii).
“Transition Services Agreement” has the meaning set forth in Section 9.2(e)(iv).
“Triggering Event” has the meaning set forth in Section 8.4.
“U.S. Government” means the federal government of the United States and any agencies, instrumentalities and departments thereof.
“WARN” has the meaning set forth in Section 8.4.
Section 1.2    Construction.
(a)    References to “applicable” Law or Laws with respect to a particular Person, thing or matter shall include only such Law or Laws as to which the Governmental Entity that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter.
(b)    Whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include the masculine and feminine genders.
(c)    The words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections, Schedules and Exhibits to this Agreement.
(e)    The terms “hereof”, “hereunder”, “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(f)    Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties, and consequently this Agreement shall be interpreted without reference to any rule or precept of Law to the effect that any ambiguity in a document be construed against the drafter.
(g)    When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded (for example, if an action is to be taken within two days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday). If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
ARTICLE II
PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
Section 2.1    Purchase of Assets and Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing:
(a)    the Buyer shall purchase from the Seller, and the Seller shall sell, assign, convey and transfer to the Buyer, the Purchased Assets, in each case free of any Liens other than Permitted Liens; and
(b)    the Buyer shall assume and agree to pay, discharge and perform when due all of the Assumed Liabilities.
Section 2.2    Purchased and Excluded Assets.
(a)    The “Purchased Assets” are all of the rights, title and interest that the Seller possesses in and to the following assets, as the same may exist as of the Closing, in each case, other than the Excluded Assets:
(i)    all rights of the Seller under the Contracts set forth on Schedule 2.2(a)(i), and the Contracts of the Seller, if any, that are entered into after the date hereof that are related exclusively to the Business (the “Purchased Contracts”);
(ii)    the Government Bids of the Seller set forth on Schedule 2.2(a)(ii), and the Government Bids of the Seller, if any, that are submitted after the date hereof that are related exclusively to the Business (the “Purchased Government Bids”);
(iii)    all of the leasehold and subleasehold interests of the Seller in the real property set forth on Schedule 2.2(a)(iii) (the “Leased Real Property”), and the leases and subleases pursuant to which the Seller has an interest in the Leased Real Property (the “Leases”);
(iv)    all furniture, fixtures, office equipment, standard office supplies, computers (which, for the avoidance of doubt shall not include any Software (other than firmware or operating systems included in the purchase of computer equipment), data or other Intellectual Property except as set forth in clause (vii) of this Section 2.2(a)), Government Furnished Equipment and other tangible personal property, as well as all manufacturers’ and vendors’ warranties associated with such items, in each case, that is used or held for use exclusively in the Business, including the tangible personal property set forth on Schedule 2.2(a)(iv) (the “Purchased Personal Property”);
(v)    all of the Seller’s interest in telephone and fax numbers and stationery, forms, labels, catalogs, brochures and advertising and promotional materials not reflecting or incorporating the Excluded Names or related marks or logos, in each case, to the extent exclusively related to the Business;
(vi)    all of the Seller’s credits, security and other deposits, deferred charges, prepaid expenses and other advance payments, refunds and rebates, in each case, to the extent related to the Business, but excluding any credits against and refunds and rebates of Excluded Liabilities (the “Prepaid Assets”);
(vii)    to the extent legally assignable, (A) the patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain names that are set forth on Schedule 2.2(a)(vii), (B) to the extent used or held for use by the Seller exclusively in the Business and not constituting Licensed Intellectual Property, unregistered trademarks, service marks and trade names and the goodwill connected with the use of and symbolized by the foregoing, computer software, unregistered copyrights, trade secrets and confidential business information (including formulas, inventions, technical data, customer and supplier data, pricing and cost information), including all rights thereunder, remedies against infringement and rights to protection of interests therein under the Laws of all jurisdictions, including the items listed on Schedule 2.2(a)(vii) and (C) all rights to Intellectual Property of the Seller in any deliverables to the counterparty to the Seller under the Purchased Government Contracts (collectively, “Purchased Intellectual Property”);
(viii)    to the extent legally assignable, all Permits held by the Seller issued by any Governmental Entity to the extent primarily related to the Business, including those that are set forth on Schedule 2.2(a)(viii) (the “Transferred Permits”);
(ix)    all Accounts Receivable and other such claims for money due to the Seller, in each case, arising from the rendering of services or the sale of goods under the Purchased Contracts;
(x)    all of the Seller’s rights, claims and causes of action against third Persons to the extent related to the Business and to the extent legally assignable, all rights under or pursuant to third party warranties, indemnities, guarantees and other similar contractual rights against third parties to the extent related to the Business, including any warranties and guarantees made by suppliers, manufacturers or contractors in connection with products or services provided to the Business, in each case held by or in favor of Seller;
(xi)    all Books and Records of the Seller exclusively related to the Business (the “Transferred Books and Records”) other than personnel records; provided, however, that the Seller will be entitled to retain copies of any Transferred Books and Records it deems reasonably necessary for its human resources, accounting, tax, legal or other business purposes;
(xii)    all rights and assets, policies and related Contracts of the Seller or any of its Affiliates in the Acquired Benefit Plans provided by the Seller to Business Employees; and
(xiii)    all goodwill arising primarily out of the conduct of the Business or the ownership of the Purchased Assets (other than goodwill associated with any of the Excluded Names).
(b)    The Purchased Assets shall not include any assets, rights or properties other than those specifically described in Section 2.2(a). Notwithstanding anything to the contrary contained in Section 2.2(a), the Seller and its Affiliates shall retain all of their respective rights, title and interest in and to, and the Seller and its Affiliates shall not, and shall not be deemed to, sell, assign, convey or transfer to the Buyer, and the Purchased Assets shall not, and shall not be deemed to, include the following (collectively, the “Excluded Assets”):
(i)    all cash or cash equivalents, including any marketable securities or certificates of deposit, or any collected funds or accounts or items in the process of collection at the Seller’s financial institutions through and including the Closing Date;
(ii)    (A) in respect of each applicable Purchased Government Contract, all credits and claims for money due to the Seller (or to the Buyer or any of its Affiliates after the Closing) under such Purchased Government Contract to the extent arising from the true-up of final direct and indirect costs incurred (the “Incurred Costs”) in connection with work performed under such Purchased Government Contract prior to the Closing; provided that with respect to each task order that is part of such Purchased Government Contract (if any), Seller waives any entitlement to Incurred Costs that are $500 or less at the time of final closeout of such task order or that becomes final (as finally determined by the Defense Contract Audit Agency or cognizant Governmental Entity) more than five (5) years after the Closing; and (B) any adjustment of previously determined pension costs that may be required by 48 C.F.R. § 9904.413-50(c)(12) related to pension benefits accrued by the Seller in respect of any current or former employee of the Business prior to the Closing;
(iii)    for award fees arising from any Purchased Government Contract, an amount equal to the product of (A) the total award fee for such Purchased Government Contract, and (B) a fraction, the numerator of which is the number of calendar days in the portion of the award fee period ending prior to or on the Closing Date, and the denominator of which is the number of calendar days in the entire award fee period;
(iv)    all Contracts of the Seller that are not Purchased Contracts;
(v)    all of the interests of the Seller in real property, other than the Leased Real Property, and all of the leases of real property to which the Seller is a party, other than the Leases;

(vi)    all furniture, fixtures, office equipment, supplies, computers, servers, information technology equipment, Government Furnished Equipment and other tangible personal property, other than the Purchased Personal Property;
(vii)    all Intellectual Property that is not Purchased Intellectual Property, including the Intellectual Property set forth on Schedule 2.2(b)(vii);
(viii)    all Permits that are not Transferred Permits;
(ix)    except as provided in Section 2.2(a)(iv) and Section 2.2(a)(x), all rights under or pursuant to third party warranties, indemnities, guarantees and other similar contractual rights against third parties, including any warranties and guarantees made by suppliers, manufacturers or contractors in connection with products or services, in each case held by or in favor of Seller;
(x)    all Books and Records that are not Transferred Books and Records;
(xi)    any rights of the Seller or any of its Affiliates with respect to any Tax refund, credit or similar Tax asset relating to taxable periods (or portions thereof) ending on or prior to the Closing Date (as pro-rated in the manner provided by Section 7.5);
(xii)    all rights under any Tax allocation or sharing agreement relating to taxable periods (or portions thereof) ending on or prior to the Closing Date (as pro-rated in the manner provided by Section 7.5(d));
(xiii)    the organizational documents, stock certificates, qualifications to conduct business as a foreign company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, minute books, equity transfer books, books and records relating to federal, provincial, state, local or foreign income, gross receipts, franchise, estimated alternative minimum or add-on taxes, any Tax Returns and records, and any other documents relating to the governance, organization, maintenance and existence of the Seller as a corporation;
(xiv)    any property, casualty, workers’ compensation or other insurance policy or related insurance services Contract held by the Seller or any of its Affiliates, and any rights of the Seller or any of its Affiliates under any such insurance policy or Contract;
(xv)    except as set forth in Sections 2.2(b) and 8.2, any Seller Employee Benefit Plans and any corresponding assets and rights of the Seller or any of its Affiliates in the Seller Employee Benefit Plans;
(xvi)    all capital stock, membership interests, limited liability company interests, partnership interests or other equity interests in the Seller or any other Person;
(xvii)    any rights of the Seller or the Seller Indemnified Parties under this Agreement, any Ancillary Document or any other agreement between the Seller and the Buyer;

(xviii)    any rights in, relating to or for use or exploitation of any trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin that includes, is based on, relates to or is likely to be confused with the terms “General Dynamics,” “General Dynamics Information Technology”, “GD”, “GDIT”, “CSRA”, “SRA International”, “Buccaneer Computer Systems & Service” or any other similar term or derivative thereof (the “Excluded Names”);
(xix)    any credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items, deposits and claims for refunds or reimbursements (other than the Prepaid Assets), and the Seller Guarantees;
(xx)    all rights, claims, credits or causes of action against third parties relating to any of the Excluded Assets or Excluded Liabilities; and
(xxi)    any assets, rights and properties that are set forth on Schedule 2.2(b)(xxi).
Section 2.3    Assumed and Excluded Liabilities.
(a)    The “Assumed Liabilities” are solely the following liabilities of the Seller relating to or arising out of the Business or the Purchased Assets (other than to the extent such liabilities are Excluded Liabilities set forth in Section 2.3(b)(i) through Section 2.3(b)(x)):
(i)    all liabilities arising in the ordinary course of business (other than, for the avoidance of doubt, any liability arising out of a criminal action, proceeding, allegation or investigation or class action suit, action or proceeding or involving a customer of the Business) incurred by the Business since the date of the Recent Balance Sheet that are not asserted by any Person prior to the Closing (the “Ordinary Course Liabilities”);
(ii)    all liabilities under or relating to the Purchased Contracts or the Leases (in each case, other than liabilities relating to or arising out of any breach by the Seller of such Purchased Contracts or Leases occurring prior to the Closing);
(iii)    the liabilities set forth in ARTICLE VIII as liabilities of the Buyer; and
(iv)    all liabilities incurred, accrued or arising on or after the Closing in connection with the conduct or operation of the Business or the use or ownership of the Purchased Assets.
(b)    The Buyer will not assume or become responsible for, and will not be deemed to have assumed or to have become responsible for, any liabilities other than the Assumed Liabilities, including the following liabilities (collectively the “Excluded Liabilities”):
(i)    any liability to the extent arising out of or relating to any Excluded Asset;
(ii)    in respect of each applicable Purchased Government Contract, any liability for money payable by the Seller (or the Buyer or any of its Affiliates after the Closing) to the applicable Governmental Entity under such Purchased Government Contract to the extent arising from the true-up of Incurred Costs in connection with work performed under such Purchased Government Contract prior to the Closing; provided that with respect to each task order that is part of such Purchased Government Contract, Buyer hereby waives any right to seek recovery from the Seller for Incurred Costs that are $500 or less at the time of final closeout of such task order;
(iii)    any liability of the Seller with respect to Taxes and any liability for any Taxes arising in connection with the Business or the Purchased Assets, any tax allocation or sharing agreement, or any of the Ancillary Documents, for any taxable periods (or portions thereof) ending on or prior to the Closing Date (as pro-rated in the manner provided by Section 7.5(d)) including, for the avoidance of doubt, any deferred tax liabilities;
(iv)    except for the obligations expressly assumed by the Buyer pursuant to ARTICLE VIII, (A) any liability relating to any Acquired Employees for periods on or prior to the Closing Date, (B) except with respect to any payment due pursuant to the SCA Benefit Plans and Trust, any liability relating to any current or former employee of Seller or the Business who does not become an Acquired Employee that accrues, arises from or relates to events that occur on, prior to, or after the Closing Date, (C) any liability under any Seller Employee Benefit Plan and (D) any liability relating to any current or former employee of the Seller or the Business that arises out of or results from any failure of the Seller to comply with wage and hour or labor Law prior to or on the Closing Date;
(v)    any liability of the Seller for the principal of and interest accrued on any indebtedness for borrowed money or any indebtedness evidenced by debentures, bonds or similar instruments;
(vi)    any liability of the Seller under this Agreement, any Ancillary Document or any other agreement between the Seller and the Buyer;
(vii)    any liability of the Seller for advisory services (including accounting, legal, investment banking, brokerage or similar services) performed for the Seller in connection with the negotiation and preparation of this Agreement and each of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (provided that, for the avoidance of doubt, this clause (vii) shall not limit any recovery to which the Seller would otherwise be entitled under ARTICLE X);
(viii)    any liabilities relating to or arising out of any non-compliance with Law by the Seller occurring prior to the Closing;
(ix)    any Ordinary Course Liabilities to the extent resulting in Losses exceeding $250,000, individually, or in the aggregate together with all such other Ordinary Course Liabilities, exceeding $2,500,000; and
(x)    the liabilities of the Seller expressly listed on Schedule 2.3(b)(x).

ARTICLE III
PURCHASE PRICE AND CLOSING
Section 3.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as practicable and on the first Friday that is a Business Day on or following the date that is two (2) Business Days following the satisfaction and/or waiver of all conditions to Closing set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing) or on such other date as the Parties may mutually agree in writing. The Closing shall take place by exchange of executed documents by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or in such other manner as the Parties may mutually agree in writing. Signatures of the Parties transmitted by facsimile or by .pdf shall be deemed to be their original signatures for all purposes. The date on which the Closing actually occurs shall be referred to as the “Closing Date”. The Closing will be deemed effective as of 11:59 p.m. (Eastern time) on the Closing Date (the “Effective Time”).
Section 3.2    Initial Purchase Price. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer will pay and deliver to the Seller Four Hundred Million Dollars ($400,000,000) (the “Base Price”), plus the Estimated Purchase Price Adjustment Amount, if any, minus the Estimated Indebtedness (the “Initial Purchase Price”), in cash by wire transfer of immediately available funds to an account or accounts designated by the Seller. After the Closing, the Initial Purchase Price will be subject to adjustment in accordance with Section 3.5.
Section 3.3    Estimated Adjustment at Closing. No earlier than five (5), and no later than two (2), Business Days prior to the Closing Date, the Seller will deliver to the Buyer (i) an estimated unaudited balance sheet of the Business as of the Effective Time (the “Estimated Balance Sheet”) and (ii) a report (the “Estimated Closing Report” and, together with the Estimated Balance Sheet, the “Estimated Financial Statements,” which for the avoidance of doubt are prepared in accordance with the Accounting Principles) setting forth a reasonably detailed estimated computation of the Net Working Capital (the “Estimated Net Working Capital”) and Indebtedness (the “Estimated Indebtedness”) of the Business, in each case, as of the Effective Time, and the resulting Estimated Purchase Price Adjustment Amount, if any. The Estimated Net Working Capital and Estimated Indebtedness shall be determined without giving effect to the transactions contemplated by this Agreement and prepared in a format consistent with the example set forth on Exhibit C. As used herein, “Indebtedness” means, without duplication, (i) obligations for the deferred purchase price of property or services, (ii) capitalized lease obligations related to Purchased Personal Property or any other Purchased Asset, (iii) deferred rent liabilities related to Leased Real Property, (iv) deferred revenue, (v) underfunded pensions liabilities, (vi) end-of-life liabilities under operating leases, (vii) the Idle Facility Lease Reserve and (viii) the Rep Insurance Reimbursement Amount, in each of (i) through (vii), solely to the extent included in the Assumed Liabilities and not taken into account in the calculation of Net Working Capital.
Section 3.4    Buyer Preparation and Submission of Closing Financial Statements.
(a)    The Buyer shall prepare and deliver the following to the Seller no later than the date that is the later of ninety (90) days following the Closing Date or thirty (30) days following receipt of the Audited Financial Statements (and the Seller shall cooperate reasonably with the Buyer and its representatives in connection with the preparation by the Buyer thereof, including by providing reasonable access during normal business hours to Seller’s accounting staff and to the work papers, supporting documentation and other information that the Seller has relied upon in preparing the Estimated Financial Statements, in each case, as reasonably requested by the Buyer in connection therewith):
(i)    an unaudited balance sheet of the Business as of the Effective Time (the “Closing Balance Sheet”);
(ii)    a report (the “Closing Report” and, together with the Closing Balance Sheet, the “Closing Financial Statements”) setting forth (x) a reasonably detailed computation of the Net Working Capital (the “Closing Net Working Capital”) and Indebtedness (the “Closing Indebtedness”) of the Business, in each case, as of the Effective Time, (y) the resulting adjustment to the Initial Purchase Price, if any, in accordance with Section 3.5(i) below, and (z) a reasonably detailed explanation of any differences between an amount reflected in the Closing Financial Statements and the amount of the corresponding item as reflected in the Estimated Financial Statements, as well as all work papers, supporting documentation and other information that the Buyer has relied upon or otherwise determined supports such differences.
(b)    For the avoidance of doubt, the Buyer shall not be permitted to amend the Closing Financial Statements or any amounts set forth therein at any time after their delivery to the Seller. Closing Net Working Capital (1) shall be determined without giving effect to (i) the consummation of the transactions contemplated by this Agreement, (ii) any event, decision or action which occurs after the Closing, or (iii) any financing transactions in connection the transactions contemplated by this Agreement, (2) shall not reflect any impact of purchase accounting and (3) shall be prepared in a format consistent with the example set forth on Exhibit C.
Section 3.5    Post-Closing Adjustment of Purchase Price.
(a)    Access to Information and Personnel. Until the Closing Financial Statements become final and binding in accordance with this Section 3.5, the Seller and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to (i) the books and records and financial systems of the Buyer and all relevant work papers, schedules, memoranda and other documents prepared by the Buyer and its representatives in connection with the Buyer’s preparation of the Closing Financial Statements and the calculation of the amounts in the Closing Report (subject to customary confidentiality agreements that may be reasonably requested by the applicable representatives of the Buyer), (ii) finance personnel of the Buyer and (iii) any other information which the Seller reasonably requests. The Buyer shall cooperate reasonably with the Seller and its representatives in connection therewith.
(b)    Review Period; Dispute Notice. The Seller shall have thirty (30) Business Days after receipt of the Closing Financial Statements to review such documentation (the “Review Period”). If the Seller disagrees with any aspect of the Closing Financial Statements, it shall notify the Buyer in writing (a “Dispute Notice”) during the Review Period. Any Dispute Notice shall specify, to the extent then known, any adjustment to the Closing Financial Statements proposed by the Seller (the “Disputed Items”) and the basis therefor, including in each case the specific items proposed to be adjusted, the specific amount of each such adjustment and a reasonably detailed explanation of how such proposed adjustment was calculated; provided that the Seller may so object to the Closing Financial Statements based only on the existence of mathematical errors therein or on the failure of the Closing Date Financial Statements to be prepared on a basis consistent with this Agreement, and on no other basis. If the Seller does not submit a Dispute Notice on or prior to the expiration of the Review Period, the Closing Financial Statements shall be conclusive and binding on the Parties.
(c)    Parties to Attempt to Resolve Disputed Items. The Parties will attempt in good faith to reach an agreement as to the Disputed Items within thirty (30) days after the Buyer’s receipt of a Dispute Notice (the “Dispute Resolution Period”). If the Seller and the Buyer resolve their differences during the Dispute Resolution Period, then the Parties shall memorialize such resolution in a writing signed by the Parties, and the Closing Financial Statements shall be modified to reflect such resolution and shall be conclusive and binding on the Parties.
(d)    Unresolved Differences; Selection of Accountant. Any Disputed Items not resolved by the Seller and the Buyer on or prior to the expiration of the Dispute Resolution Period (the “Remaining Items”) shall be resolved by a licensed Certified Public Accountant employed by an independent U.S. nationally recognized accounting firm, as mutually agreed upon by the Buyer and the Seller. In the event the Parties are unable to mutually agree on the identity of the Accountant within ten (10) Business Days after the expiration of the Dispute Resolution Period, then each of the Buyer and the Seller shall, within three (3) Business Days thereafter, select a licensed Certified Public Accountant employed by an independent U.S. nationally recognized accounting firm (which need not be the same accounting firm). Such Certified Public Accountants shall, within ten (10) Business Days after their selection by the Parties, jointly select an individual who is a licensed Certified Public Accountant employed by an independent U.S. nationally recognized accounting firm that does not have a conflict of interest with either Party. The selection of such individual, who shall have experience serving as a neutral arbitrator in the resolution of similar purchase price disputes, shall be final and binding on the Parties. The individual who is either mutually agreed upon or jointly selected, as the case may be, is referred to in this Agreement as the “Accountant.”
(e)    Retention of the Accountant. The Accountant shall be jointly retained by the Buyer and the Seller on terms mutually agreeable to the Parties set forth in an engagement letter signed by the Buyer and the Seller (the “Engagement Letter”) within ten (10) Business Days after the Accountant has been mutually agreed upon or jointly selected, as the case may be. The Parties further agree as follows:
(i)    The Accountant shall serve as a neutral arbitrator and shall make a determination only on the Remaining Items and determining the correct calculations to be used with respect to only the Remaining Items. The Accountant shall not make any other determination, including any determination as to whether any amounts set forth in the Estimated Financial Statements are correct.

(ii)    The Accountant shall not resolve any Remaining Item in a manner more favorable to (1) the Buyer than what is reflected for such Remaining Item in the Closing Financial Statements or (2) the Seller than what is reflected for such Remaining Item in the Dispute Notice.
(iii)    The Accountant shall render a written determination, which shall provide a reasonably detailed explanation for the Accountant’s determination with respect to each Remaining Item.
(iv)    The decision of the Accountant shall be solely based on (1) whether the Remaining Items were prepared in accordance with the provisions of this Agreement (including the Accounting Principles), or (2) whether any of the Remaining Items contain a mathematical or clerical error.
(v)    The Accountant’s decision shall be based solely on the written submissions of the Parties and their representatives and not by independent review. The Accountant shall not be permitted to hold a hearing or otherwise hear testimony in respect of any of the Remaining Items without the express written consent of each Party.
(vi)    There shall be no ex parte communication between the Accountant and any of the Buyer, the Seller or any of their respective Affiliates or representatives, except for ministerial matters or other non-substantive communications or in the event a Party declines, after notice, to participate in a communication involving the Accountant and such Person. All communications to the Accountant (including documentation or other evidence submitted to the Accountant) by or on behalf of a Party shall be provided simultaneously by or on behalf of such Party to the other Party. All communications by the Accountant (including all requests for information or questions by the Accountant) to a Party or its representatives shall also be delivered simultaneously by the Accountant to the other Party and its designated representatives.
(vii)    None of the Buyer, the Seller or any of their respective Affiliates or representatives shall disclose to the Accountant, and the Accountant shall not consider for any purpose, any settlement discussions or settlement offer made by any Party.
(viii)    The Accountant’s determination shall be final, conclusive and binding for all purposes hereunder, and shall be deemed to be an award under the Federal Arbitration Act. Judgment on such award may be entered in any court of competent jurisdiction.
(f)    Submissions by the Parties to the Accountant.
(i)    Initial Submissions. Within twenty-five (25) Business Days after the date of the Engagement Letter, each of the Seller and the Buyer may (but neither shall be obligated to) submit to the Accountant a written position paper setting forth its positions regarding the Remaining Items and any related data and documentation (the “Initial Submission”).

(ii)    Reply Submissions. Within ten (10) Business Days after the deadline for submitting an Initial Submission, each of the Seller and the Buyer may (but neither shall be obligated to) submit to the Accountant a written position paper further describing its positions regarding the Remaining Items and responding to statements made in the other Party’s Initial Submission and any related data and documentation (the “Reply Submission”).
(iii)    Questions by the Accountant; Responses by the Parties. Within ten (10) Business Days after the deadline for submitting a Reply Submission, the Accountant may (but shall not be obligated to) submit questions and requests for additional information to each of the Parties (the “Accountant’s Questions”). Each of the Buyer and the Seller may, within ten (10) Business Days after receipt thereof, respond to the Accountant’s Questions (if any) directed to such Party.
(g)    Decision of the Accountant. The Accountant shall render its decision resolving the Remaining Items within twenty (20) Business Days after (i) the expiration of the Initial Submission period (if there are no Reply Submissions or Accountant’s Questions); (ii) the expiration of the Reply Submission period (if there are no Accountant’s Questions); or (iii) the expiration of the latest deadline for either Party to submit responses to the Accountant’s Questions, as applicable.
(h)    Costs of the Accountant. The fees, expenses and other costs of the Accountant shall be borne by the Buyer and the Seller in the same proportion as the aggregate amount of the Remaining Items that is unsuccessfully disputed by each Party (as determined by the Accountant) bears to the total amount of the Remaining Items submitted to the Accountant. For example, if (a) the total amount of the Remaining Items submitted to the Accountant for resolution is $1,000, (b) the aggregate amount of the Remaining Items resolved by the Accountant in favor of the Seller is $600 and (c) the total amount of fees, expenses and costs of the Accountant in connection with such dispute is $100, then the Buyer shall bear $60 of such amount and the Seller shall bear $40 of such amount.
(i)    Resolution of Purchase Price; Payments. If the sum of the amount of the Closing Net Working Capital as finally determined pursuant to this Section 3.5 minus the amount of the Closing Indebtedness as finally determined pursuant to this Section 3.5 is less than the amount of the Estimated Net Working Capital set forth on the Estimated Closing Report minus the amount of the Estimated Indebtedness set forth on the Estimated Closing Report, then the Seller will pay to the Buyer the amount of such difference. If the amount of the Closing Net Working Capital as finally determined pursuant to this Section 3.5 minus the amount of the Closing Indebtedness as finally determined pursuant to this Section 3.5 exceeds the amount of the Estimated Net Working Capital set forth on the Estimated Closing Report minus the amount of the Estimated Indebtedness set forth on the Estimated Closing Report, then the Buyer will pay to the Seller the amount of such excess. Any payments pursuant to this Section 3.5 shall be made within five (5) Business Days following the final determination of the Closing Net Working Capital in accordance with this Section 3.5. All payments will be paid by wire transfer of immediately available funds to an account designated in writing by the Party to which payment is owed. Any payment pursuant to this Section 3.5 will be treated by the Parties as an adjustment to the Initial Purchase Price. The Initial Purchase Price as so adjusted is referred to in this Agreement as the “Purchase Price.”
(j)    Sole Method of Resolving Disputed Items. Notwithstanding any other provision of this Agreement, including any provision stating that remedies shall be cumulative and not exclusive, this Section 3.5 provides the sole and exclusive method for resolving any and all disputes of each and every nature whatsoever that may arise between the Parties with respect to Closing Net Working Capital and the Purchase Price.
Section 3.6    Allocation of Purchase Price.
(a)    Within forty-five (45) Business Days after the Purchase Price is finally determined pursuant to Section 3.5, the Buyer will provide to the Seller copies of IRS Form 8594 and any required exhibits thereto, prepared in accordance with Section 1060 of the Code, with the Buyer’s proposed allocation of the Purchase Price, as it may be adjusted, all other capitalizable costs and the amount of Assumed Liabilities among the Purchased Assets (the “Allocation Statement”).
(b)    The Seller will review the Allocation Statement and, to the extent the Seller in good faith disagrees with the content of the Allocation Statement, the Seller will, within twenty (20) Business Days after receipt of the Allocation Statement, provide written notice to the Buyer of such disagreement or will be deemed to have indicated its concurrence therewith. The Seller and the Buyer will attempt in good faith to resolve any such disagreement. If the Seller and the Buyer are unable to reach a good faith agreement as to the content of the Allocation Statement within twenty (20) Business Days after delivery to the Seller of the Allocation Statement pursuant to Section 3.6(a), the Seller and the Buyer will each use its own allocation statement consistent with its own allocation of the Purchase Price.
(c)    If the Buyer and the Seller agree on the Allocation Statement or any modification thereof, the Buyer and the Seller will report the allocation of the total consideration among the Purchased Assets in a manner consistent with such Allocation Statement or modification and will act in accordance with such Allocation Statement in the preparation and timely filing of all income Tax Returns (including filing Form 8594 with their respective federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, the IRS or any applicable state or local taxing authority). Each of the Buyer and the Seller agrees to promptly provide the other Party with any additional information and assistance reasonably required to complete Form 8594 or compute income Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement.
(d)    The Buyer and the Seller will promptly inform one another in writing of any challenge by any taxing authority to any allocation made pursuant to this Section 3.6 and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in, and in all cases subject to, the Disclosure Schedules, the Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:
Section 4.1    Organization. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent that such concept exists in such jurisdiction) in which the ownership or lease of the Purchased Assets or the conduct of the Business requires such qualification or license, except where the failure to be so qualified or to be so licensed would not have a Material Adverse Effect. The Seller has all requisite corporate power and authority to carry on the Business as currently conducted and to own, lease or use, as applicable, the Purchased Assets.
Section 4.2    Authorization of Transaction. The Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party. The execution and delivery by the Seller of this Agreement and each Ancillary Document to which the Seller is a party, and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes, and each Ancillary Document to which the Seller is a party when executed and delivered by the Seller will constitute, a valid and legally binding obligation of the Seller (assuming that this Agreement and such Ancillary Documents constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.
Section 4.3    Noncontravention; Consents.
(a)    Except as set forth on Schedule 4.3(a), or with respect to (i) required filings or other actions under any applicable Antitrust Laws and the expiration of any applicable waiting or review periods thereunder and (ii) the novation of the Purchased Government Contracts and/or entry into the Subcontract Pending Novation and Consent, the execution and delivery by the Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, do not: (A) violate any Law to which the Business or the Purchased Assets are subject; (B) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of the Seller; (C) create a breach or default or right or event of termination, cancellation or acceleration of any obligation of the Seller or the Business pursuant to any Material Contract; or (D) result in the creation or imposition of any Lien, other than a Permitted Lien, upon the Purchased Assets.
(b)    Except as set forth on Schedule 4.3(b) and for (i) required filings or other actions under any applicable Antitrust Laws and the expiration of any applicable waiting or review periods thereunder and (ii) the novation of the Purchased Government Contracts and/or entry into the Subcontract Pending Novation and Consent, no material notices, Permits, consents, approvals, authorizations or qualifications of Governmental Entities are required for the consummation by the Seller of the transactions contemplated hereby or by the Ancillary Documents to which it is a party.
Section 4.4    Financial Statements.
(a)    Set forth on Schedule 4.4(a) are (a) a copy of the unaudited balance sheet of the Business as of July 1, 2018 (the “Recent Balance Sheet”) and the related statement of income for the six (6)-month period then ended and (b) copies of the unaudited balance sheet and related statement of income of the Business as of and for the years ended December 31, 2016 and 2017 (collectively, the “Financial Statements”).
(b)    The Financial Statements (i) were prepared in accordance with GAAP except for such deviations from GAAP set forth in the Accounting Principles, (ii) were derived from the financial statements of the Seller (which were prepared in accordance with GAAP) and (iii) present fairly in all material respects the financial position, the results of operations and cash flows of the Business as of the dates and for the periods indicated therein. The Buyer acknowledges that the Financial Statements (w) may not necessarily be indicative of the conditions that would have existed or the results of operations that would have been achieved if the Business had been operated as an unaffiliated company, (x) may include allocations of certain expenses for services and other costs of the Seller attributable to the Business that are considered to be reasonable, and (y) may be subject to normal recurring year-end adjustments (including Tax adjustments).
Section 4.5    Undisclosed Liabilities. The Business has no liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due) of the type required to be reflected or reserved against in the Financial Statements in accordance with GAAP, except for (i) those liabilities which are reflected, or reserved against, on the Recent Balance Sheet; (ii) those liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business, none of which would have a Material Adverse Effect; (iii) executory obligations under the Purchased Contracts (provided that such excluded liabilities shall not include any liabilities related to any breach by Seller of any Purchased Contracts); (iv) those liabilities incurred pursuant to this Agreement; (v) those liabilities that do not constitute Assumed Liabilities and (vi) those liabilities set forth on Schedule 4.5.
Section 4.6    Absence of Certain Changes. Except as contemplated by this Agreement or disclosed in the Financial Statements, between the date of the January 1, 2018 and the date hereof, (a) there has not been any change in the financial position, operations or results of operations of the Business that would have a Material Adverse Effect and (b) the Seller has not taken any action which, if taken after the date hereof, but prior to the Closing, would be in breach of or require the consent of the Buyer under Section 6.3.

Section 4.7    Tax Matters.
(a)    The Seller (or an Affiliate of the Seller) has filed timely all material Tax Returns that it was required to file with respect to the Business or the Purchased Assets and has timely paid all material Taxes (whether or not shown, or required to be shown on such Tax Returns) due and payable with respect thereto. All such Tax Returns were true, complete and correct in all material respects. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return relating to the Business or the Purchased Assets.
(b)    There are no Liens for Taxes upon the Purchased Assets, except for Liens for Taxes not yet due.
(c)    No deficiency in Taxes of the Seller primarily relating to the Business or the Purchased Assets for any period has been assessed by any taxing authority which remains unpaid. There is no action, suit, proceeding, audit, investigation or claim pending, or to the Seller’s Knowledge, threatened in respect of any Taxes primarily relating to the Business or the Purchased Assets for which the Seller is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, assert or, to the Seller’s Knowledge, threatened. To the Seller’s Knowledge, no claim has ever been made by a taxing authority in a jurisdiction in which the Seller does not file Tax Returns with respect to the Business or the Purchased Assets that the Seller is or may be subject to taxation in that jurisdiction with respect to the Business or the Purchased Assets. The Seller (i) has not waived any statute of limitations with respect to Taxes or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency, in the case of each of clauses (i) and (ii), with respect to the Business or the Purchased Assets.
(d)    The Seller has substantially complied with all applicable Laws, rules and regulations relating to the withholding of Taxes relating to the Business and has timely collected or withheld and paid over to the proper Governmental Entity all amounts required to be so collected or withheld and paid over relating to the Business under applicable Law, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Seller has timely and properly withheld all required sales, use and value added Taxes in connection with the Business and has timely remitted all such Taxes to the proper Governmental Entity in accordance with applicable Law.
Section 4.8    Material Contracts.
(a)    Schedule 4.8(a) lists each Purchased Contract as of the date hereof that falls within one or more categories listed below (the “Material Contracts”):
(i)    any Purchased Customer Contract that has a contract value in excess of $200,000 for 2018;
(ii)    any Contract that is reasonably expected to involve payment by the Seller of total consideration in excess of $250,000 in the calendar year ending December 31, 2018;

(iii)    any Contract for the license of any Intellectual Property, whether licensed out by the Seller to any other Person or licensed in to the Seller by any other Person (excluding any (A) “off-the-shelf” or other software that is readily available pursuant to a commercial license agreement (regardless of whether negotiated or modified) that have a purchase price or annual license fee of less than $2,000, (B) software licenses that have a purchase price or annual license fee of less than $100,000, (C) non-exclusive licenses granted in the ordinary course of business, (D) licenses to or from any Governmental Entity granted in the ordinary course of business, and (E) open source licenses);
(iv)    any Contract pursuant to which the Seller is committed to make capital expenditures in excess of $250,000 in the aggregate that are not subject to reimbursement by the counterparty under a Purchased Contract;
(v)    each Lease;
(vi)    any Contract that creates a partnership, joint venture or similar arrangement in respect of the Business;
(vii)    any Contract that contains a non-compete provision restricting the Seller from competing with another Person in any material respect;
(viii)    any Contract that contains a provision granting most-favored-nation rights to any Person;
(ix)    any employment, consulting, severance, retention or change of control Contract providing for payments in excess of $100,000 in any fiscal year; or
(x)    any personal property leases involving payment obligations over the remaining term of the lease in excess of $50,000 and all capitalized leases; or
(xi)    any Contract relating to the disposition or acquisition of all or substantially all of the assets of, or any equity interest in, any business enterprise.
(b)    The Seller has made available to the Buyer a correct and complete copy of each Material Contract.
(c)    Each Material Contract is a valid, binding and enforceable obligation of the Seller (assuming such Material Contract is a valid and binding obligation of the other party or parties thereto) and, to the Seller’s Knowledge, of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing. Since January 1, 2018, the Seller has not expressly waived any material rights under any Material Contract, except in the ordinary course of business consistent with past practice.

(d)    Neither the Seller nor, to the Seller’s Knowledge, any other party to any Material Contract is in material breach of or material default under any Material Contract or has repudiated any term of such Material Contract and, to the Seller’s Knowledge, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under such Material Contract.
(e)    The Seller has not received any written notice of termination or cancellation that is currently in effect with respect to any Material Contract.
Section 4.9    Government Contracts.
(a)    Schedule 4.9(a) sets forth as of the date hereof a true, complete and correct list of each Purchased Government Contract and each Purchased Government Bid. The Seller has made available to the Buyer a correct and complete copy of each Purchased Government Contract.
(b)    Except as set forth on Schedule 4.9(b):
(i)    Seller has not received notice that any Purchased Government Contract (or, where applicable, the prime contract with the U.S. Government under which such Purchased Government Contract was awarded) or Purchased Government Bid is the subject of any bid or award protest proceeding;
(ii)    since January 1, 2016, Seller has complied in all material respects with all terms and conditions of each Purchased Government Contract and with the requirements of Law, including the Federal Acquisition Regulation (“FAR”) and any agency supplements thereto, as amended, the Service Contract Act 41 U.S.C. § 351, et seq., the Truth in Negotiations Act, 10 U.S.C. § 2306a, 41 U.S.C. § 254b, and the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., pertaining to any such Purchased Government Contract;
(iii)    all representations, certifications and disclosure statements made by Seller to the counterparty or to any Governmental Entity with respect to any Purchased Government Contract or Purchased Government Bid were accurate and complete in all material respects as of their effective dates, and since January 1, 2016, Seller has complied with all such representations and certifications in all material respects;
(iv)    the Seller has received no written termination or written notice of default, cure notice or show cause notice with respect to any Purchased Government Contract;
(v)    the Seller has not received any notice that the Seller or any of its managers, directors, or officers, or to the Seller’s Knowledge, its employees, consultants or agents is, or has been, under any actual or threatened administrative, civil or criminal investigation or indictment by any Governmental Entity or under any actual or threatened audit or party to any administrative or civil litigation, in each case, with respect to any alleged act or omission arising under or relating to any Purchased Government Contract or Purchased Government Bid;

(vi)    the Seller has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to a Purchased Government Contract or Purchased Government Bid;
(vii)    there have been and there are no cost disallowances or payment withholds or setoffs against, and no material breaches (or events that, with notice or lapse of time, would constitute a material breach), by Seller arising under any Purchased Government Contract or Purchased Government Bid;
(viii)    since January 1, 2016, neither the Seller, acting through the Business, nor its Principals (as defined in FAR 52.209-5), has been or is debarred, proposed for disbarment, or suspended from participation in the award of contracts with the U.S. Government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements);
(ix)    (i) since January 1, 2016, Seller, with respect to the Business, has not received any negative past performance evaluations or ratings of any nature by the U.S. Government and (ii) to the Seller’s Knowledge there are no facts that would reasonably be expected to result in the Seller receiving a negative past performance evaluation or rating by any Governmental Entity with respect to the Business; and
(x)    to the Seller’s Knowledge, with respect to any of the Purchased Government Contracts or Purchased Government Bids, (i) there are no facts that could reasonably be expected to result in an organizational conflict of interest (as defined in FAR Subpart 9.5) or personal conflict of interest (as defined in FAR 52.203-16), (ii) the Seller has not been required to implement any mitigation related to an organizational conflict of interest, and (iii) the consummation of the transactions contemplated by this Agreement will not give rise to an organizational conflict of interest (as defined in FAR Subpart 9.5).
(c)    Seller has a written code of business ethics and conduct, a business ethics awareness and compliance program and an internal control system that are in compliance in all material respects with all requirements of the Purchased Government Contracts and of applicable Laws (including FAR 52.203-13, where applicable).
Section 4.10    Title to and Sufficiency of Purchased Assets.
(a)    The Seller has good title to, a valid leasehold interest in or other legal rights to possess or use all of the tangible personal property that is included in the Purchased Assets, free and clear of all Liens, except for Permitted Liens. The material tangible personal property contained in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted.
(b)    Assuming receipt of all requisite third-party consents to the assignment of all Purchased Contracts and other assets to be transferred hereunder (including receipt of all requisite novations of Purchased Government Contracts), and assuming Transferred Permits have been transferred to the Buyer, the Purchased Assets, together with the assets used to provide services to the Buyer under the Transition Services Agreement and the real property to which access is provided to the Buyer under the Facility Licenses, are sufficient to continue to conduct the Business in all material respects as currently conducted by the Seller and to perform the Purchased Contracts.
Section 4.11    Real Property. In each case as relates to the Business, Seller does not own any real property and does not hold any Contract, option or other rights to purchase or acquire any real property (except for purchase options, if any, contained in the Leases). Schedule 2.2(a)(iii) and Schedule 9.2(e)(v) together list all of the real property leased by the Seller and used by the Seller primarily in the operation of the Business. With respect to each Lease that Seller will assign its interest in, and with respect to those leases of space that Seller will grant a Facility License to the Buyer: (a) such lease constitutes the entire agreement to which the Seller is a party with respect to the interest leased thereunder; (b) the Seller has not assigned, sublet, transferred or conveyed any interest in such lease or the interest leased thereunder (other than any sublease or license that has expired prior to Closing, which sublease or license, and occupancy thereunder, will not interfere in any material manner with Buyer’s use and occupancy of such site after Closing); (c) the Seller has not received any notice of default with respect to such lease and to Seller’s Knowledge, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under such lease; (d) to the Seller’s Knowledge, there are no condemnation or eminent domain proceedings pending, contemplated or overtly threatened against the interest leased thereunder. The Seller has provided the Buyer copies of (i) the prime lease concerning Seller’s interest under the subleases which will be transferred to the Buyer and (ii) the lease that concerns space that will be licensed to Buyer under a Facility License.
Section 4.12    Permits. The Transferred Permits are all of the material Permits necessary for the conduct of the Business as currently conducted by the Seller. All Transferred Permits are in full force and effect, and Seller is in compliance in all material respects with the Transferred Permits.
Section 4.13    Intellectual Property.
(a)    Schedule 4.13(a) identifies each patent, patent application, trademark registration and application, copyright registration and application, material Software (excluding Software that is the subject of a license from a third party that is not an Affiliate of Seller) and domain name that is owned by the Seller and is used or held for use by the Seller exclusively in the Business or is necessary to perform the Purchased Customer Contracts, as conducted by the Seller as of the date hereof. The Seller owns, free and clear of all Liens (except Permitted Liens), all right, title and interest in and to the Purchased Intellectual Property, including the Intellectual Property set forth on Schedule 4.13(a), except as would not have a Material Adverse Effect. Seller is not required to pay any royalties or other compensation to any third parties in respect of its ownership or use of any Intellectual Property in the Business, other than payments in the ordinary course of business for commercial off the shelf Software licenses, and maintenance and renewal fees associated with any registered Intellectual Property.

(b)    The Business, as conducted by the Seller as of the date hereof and as previously conducted since January 1, 2016, does not and did not infringe, violate or otherwise misappropriate any Intellectual Property rights of any third parties, and the Seller has not received, within the past twelve (12) months, any written, or to Seller’s Knowledge, oral, charge, complaint, claim, demand, or notice alleging the invalidity of any Purchased Intellectual Property or alleging any such infringement, violation or misappropriation by the Business (including any such claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Seller’s Knowledge, no third party is currently infringing upon, violating or misappropriating any Purchased Intellectual Property, except as would not have a Material Adverse Effect.
(c)    The Seller has, with respect to the Business, taken reasonable measures to protect the secrecy and confidentiality of all Purchased Intellectual Property that is a trade secret or that is otherwise non-public proprietary information relating to the Business, and to the Seller’s Knowledge, no unauthorized disclosure of any such Purchased Intellectual Property that is material to the Business has been made.
(d)    All material Intellectual Property developed by or on behalf of Seller exclusively for use in the conduct of the Business or that is necessary to perform the Purchased Customer Contracts was developed by its employees, or independent contractors, acting within the scope of their employment or engagement with the Seller, and all such employees and independent contractors have assigned, free and clear of all Liens, to the Seller all right, title and interest in and to all such Intellectual Property, except as would not have a Material Adverse Effect.
(e)    The software, hardware, networks, circuits, voice and data communication lines, databases, electronic equipment, platforms, servers, interfaces, applications, websites and related information technology systems and services owned by or used by the Seller in the Business, including any outsourced systems and processes (collectively, the “Systems”) included in the Purchased Assets, subject of a Purchased Contract or to be provided pursuant to the Transition Services Agreement or the Facility Licenses (collectively, the “Business Systems”) are reasonably sufficient for the operation of the Business. The Seller takes commercially reasonable measures to safeguard the Business Systems against unauthorized access, and to the Seller’s Knowledge no Person has gained unauthorized access to such Business Systems since January 1, 2016. In the last three (3) years, there has been no failure or other material substandard performance of the Business Systems which has caused a material disruption to the conduct of the Business.
(f)    Notwithstanding anything to the contrary in this Agreement, this Section 4.13 contains the sole and exclusive representations and warranties of the Seller with respect to infringement, misappropriation or other violations of intellectual property rights.
Section 4.14    Litigation. No Action is pending or, to the Seller’s Knowledge, overtly threatened against the Seller (a) relating to the Business or the Purchased Assets that would have a Material Adverse Effect or (b) that questions the validity of this Agreement or any of the Ancillary Documents, or any action taken or to be taken by the Seller in connection with this Agreement or any of the Ancillary Documents, other than such of the foregoing that would not have a material adverse effect upon the Seller’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which it is a party. The Seller is not subject to any outstanding writs, injunctions, decrees, unsatisfied judgments or Orders made or rendered by a Governmental Entity with respect to the Business or the Purchased Assets.
Section 4.15    Employees and Employee Benefits.
(a)    Schedule 4.15(a) sets forth as of the date hereof the identity of each individual employed by the Seller who provides services primarily with respect to the Business as of the date hereof, including those individuals who are temporarily absent from active employment or who have rights to return to employment under the Seller’s policies and/or Law (such employees (excluding any such employees who resign or are terminated in accordance with the terms of this Agreement after the date hereof) together with any employees hired by the Seller after the date hereof and on or prior to the Closing Date who provide services primarily with the respect to the Business, the “Business Employees”), showing for each Business Employee, the information set forth on such Schedule 4.15(a). Except as set forth on Schedule 4.15(a): (x) each Business Employee is employed “at will” and (y) within the last two (2) years, the Seller has timely paid in full to all Business Employees all compensation due to such Business Employees when due, including overtime compensation. The Personal Data provided pursuant to the Data Transfer Agreement shall be in accordance with and shall accurately reflect the information contained in the books and records which the Seller maintains with respect to the individuals as to whom such data pertains as of the date such information is provided.
(b)    Schedule 4.15(b) contains a list of all independent contractors of the Seller currently engaged in the Business, and with respect to each such contractor, the information set forth on such Schedule 4.15(b). All independent contractors of the Seller engaged in the Business during the last three (3) years are, and have been, bona fide independent contractors and not employees of the Seller during their respective terms as independent contractors.
(c)    With respect to the Business: (i) there are no collective bargaining agreements to which the Seller is a party or to which the Seller has been a party at any time; (ii) there have been no unfair labor practice charges, strikes, work stoppages, slowdowns, lockouts, material grievances or arbitrations, picketings or other similar activities relating to labor matters of the Business, nor are any such material disputes pending or to the Seller’s Knowledge, threatened that involve any of the Business Employees; and (iii) Business Employees are not currently represented by any labor union, labor organization or works council.
(d)    With respect to the Business Employees, no labor union, labor organization, works council, or group of employees of the Seller has made a pending demand for recognition or certification, and there are no representation or certification Actions or petitions seeking a representation Action presently pending or to the Seller’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Except as set forth on Schedule 4.15(d), to the Seller’s Knowledge, there are no labor union organizing activities with respect to any of the Business Employees.

(e)    With respect to the Business Employees and all former employees of the Seller who provided services primarily with respect to the Business in the last three (3) years (the “Former Business Employees”): (i) the Seller has been in compliance in all material respects with all applicable Laws relating to employment and employment practices, and (ii) there are no current or pending material claims or actions from any Business Employee or Former Business Employee relating to any employment practices or terms and conditions of employment.
(f)    The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement, in each case, pertaining to any Business Employee.
(g)    Neither the Seller nor any of its Affiliates have caused any employee of the Seller to incur an “employment loss” (as defined by the WARN Act) within the 90-day period prior to the date hereof at an employment site at which any Business Employee is employed.
(h)    Schedule 4.15(h) lists each (i) Employee Benefit Plan (ii) deferred compensation, incentive compensation (whether cash, equity or equity-based), bonus, severance, holiday, paid-time off or other salary replacement, retention, or change in control benefits, life, disability, or accident benefits, tuition or adoption assistance benefits, (iii) material fringe benefit plan and (iv) other material benefit or compensation plan, program, arrangement or agreement, in each case, that the Seller or any of its Affiliates maintains as of the date hereof with respect to the Business Employees or to which the Seller or any of its Affiliates contributes with respect to the Business Employees or their dependents (each a “Seller Employee Benefit Plan”).
(i)    No liability under Title IV of ERISA has been incurred by the Seller or any ERISA Affiliate that has not been satisfied in full with respect to which the Buyer or any of its Affiliates could have any liability following the Closing. There are no pending or, to the Seller’s Knowledge, threatened claims (other than routine claims for benefits in accordance with the terms of the applicable Seller Employee Benefit Plan) by, on behalf of or against any Seller Employee Benefit Plan involving any current or former employees of the Business and no facts or circumstances exist that would give rise to any such claims by, on behalf of or against any Acquired Benefit Plan, or a fiduciary of any Acquired Benefit Plan. No matters are currently pending with respect to the GSA Retirement Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Governmental Entity. Neither the Seller nor any ERISA Affiliate has engaged in, nor has Knowledge that any other fiduciary has engaged in, any breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to an Acquired Benefit Plan. Neither the Seller nor any ERISA Affiliate has engaged in, nor has Knowledge that that any other “party-in-interest” has engaged in, any non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to an Acquired Benefit Plan. All contributions that are due to an Acquired Benefit Plan have been made within the time periods prescribed by ERISA and the Code to each such Acquired Benefit Plan. Prior to the Closing, the Seller shall have made all contributions required to be made to or with respect to each Acquired Benefit Plan as of the Closing and paid or accrued on Net Working Capital or included as Indebtedness all liabilities on account of any

Acquired Benefit Plan in existence on or prior to the Closing Date. As of the Closing, there is no liability related to the Acquired Benefit Plans other than benefits provided for pursuant to the written terms of the Acquired Benefit Plans and applicable administrative expenses of those Acquired Benefit Plans. Each Acquired Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, with no more than thirty (30) days advance notice without liability to the Buyer (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event). None of the Acquired Benefit Plans will be subject to any surrender fees, market value adjustment, deferred sales charges, commissions, or other fees or charges upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.
(j)    The Seller has made available (or will do so prior to the Closing), to the extent applicable, true, correct and complete copies of each Seller Employee Benefit Plan, including all amendments thereto, or summaries of any Seller Employee Benefit Plan and with respect to each, the most recent IRS determination letter or other governmental determination that such Seller Employee Benefit Plan is tax-qualified in the applicable jurisdiction. The Seller has provided (or will do so within ten (10) Business Days after the date hereof), to the extent applicable, with respect to each Acquired Benefit Plan, (i) all documents constituting each Acquired Benefit Plan to the extent currently effective, including all amendments thereto and all related trust documents (and if such Acquired Benefit Plan is unwritten, a written description of the terms thereof), (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, (iii)  the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA, and (iv) all trust agreements and similar instruments with respect to each funded Acquired Benefit Plan, (v) copies of all compliance testing reports for the last three (3) years, and (vi) all material written service provider Contracts and group insurance policies to the extent currently effective, and (vii) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of any Acquired Benefit Plan.
(k)    Each Seller Employee Benefit Plan (and each underlying trust, policy or fund of an Acquired Benefit Plan) has been maintained, operated and administered in all material respects in compliance with its terms and the applicable provisions of ERISA, the Code and other Law. No event has occurred, nor do any circumstances exist, that could reasonably be expected to result in any Liability to Seller or Buyer under any Laws with respect to a Seller Employee Benefit Plan. There are no pending or, to the Seller’s Knowledge, threatened audits or investigations by any Governmental Entity involving or affecting any current or former employee of the Business under a Seller Employee Benefit Plan. No Acquired Employee is or reasonably could be expected to be subject to an excise tax under Section 4999 or Section 409A. The Seller and its ERISA Affiliates have complied in all material respects with the provisions of COBRA and, with respect to each Acquired Benefit Plan, with the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder to the extent applicable to such plan. No Acquired Benefit Plan that is an “employee welfare benefit plan” (as such term is defined under Section 3(1) of ERISA) has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed under Section 4976 of the Code. The Fringe Benefit Trust for Service Contract Act Employees of General Dynamics Information Technology has complied with the Code and the applicable Treasury regulations (including, but not limited to the inurement proscription), has accurately and timely filed any required government filings, and has not incurred any unrelated business income tax.
(l)    No Seller Benefit Plan is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA. Following the Closing, the Buyer will have no Liability (contingent or otherwise) or the imposition of any liability with respect to any multiemployer plan as a result of the transactions contemplated herein. Except as set forth on Schedule 4.15(l), none of the Seller Employee Benefit Plans provide for post-employment life or healthcare coverage for any Business Employee or any beneficiary of a Business Employee other than as required by Law.
(m)    Each Seller Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter or an IRS prototype opinion letter upon which the sponsor is entitled to rely with respect to its qualified status under the Code and no fact exists which could reasonably be expected to adversely affect the qualified status of such Seller Employee Benefit Plan or the exempt status of the related trusts.
(n)    Except as set forth on Schedule 4.15(n), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in or is a precondition to (i) any Business Employee becoming entitled to severance pay, gratuity payments or any similar payments or benefits, (ii) the acceleration of the time of payment or vesting, or an increase in the amount, of any compensation due to any Business Employee or (iii) the renewal or extension of the term of any Seller Employee Benefit Plan regarding the compensation or benefits of any Business Employee.
(o)    Seller maintains no Seller Employee Benefit Plan subject to Laws outside of the U.S., referred to herein as an “International Employee Plan.” No current or former employee of the Business is entitled to participate in any International Employee Plan (excluding any plans or programs required to be provided by Law), which is a defined benefit pension plan, final salary plan or any death, disability or retirement benefit calculated by reference to age, salary or length of service.
Section 4.16    Environmental Matters.
(a)    The Seller is in compliance with all Environmental Laws in connection with the operation of the Business by the Seller, except for any such failures to be in compliance with such Environmental Laws that would not have a Material Adverse Effect.
(b)    No written notices of any violation under any Environmental Law relating to the operation of the Business have been received by the Seller since January 1, 2016, except for any such matters that would not have a Material Adverse Effect.

(c)    There are no Liens (other than Permitted Liens) on the Purchased Assets based upon any Environmental Law or for costs incurred in response to any Release of any Hazardous Materials.
(d)    To the Seller’s Knowledge, there are no underground storage tanks that are located on the Leased Real Property.
(e)    The Seller has obtained or applied for, and is in compliance with, all Permits that are required by any Governmental Entity pursuant to any Environmental Laws in order to conduct the Business as conducted as of the date hereof, except for any such failures to hold or comply with such Permits that would not have a Material Adverse Effect.
(f)    Notwithstanding anything to the contrary in this Agreement, this Section 4.16 contains the sole and exclusive representations and warranties of the Seller with respect to environmental and public safety matters, including any arising under any Environmental Laws.
Section 4.17    Legal Compliance.
(a)    Since January 1, 2016, (i) the Seller’s conduct of the Business and operation of the Purchased Assets has complied in all material respects with all applicable Laws, (ii) no Action against the Seller has been filed, commenced or served on the Seller and (iii) to the Seller’s Knowledge, no Action is overtly threatened against the Seller, in each case with respect to the Business alleging any material failure to comply with applicable Law.
(b)    Seller has not made, offered or agreed to offer anything of value, directly or indirectly, to any employees or any customers of a company, as applicable, or to any foreign or domestic governmental official, political party or candidate for government office or any of its employees or representatives in any manner which would result in Seller being in material violation of any anti-bribery Law with respect to its operation of the Business, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Seller has not, with respect to the Business, received a subpoena, letter of investigation or other document from a Governmental Entity alleging a violation of the FCPA or other applicable anti-bribery legislation or regulations. Seller has, with respect to the Business, developed and implemented an anti-corruption compliance program that includes corporate policies and procedures designed to ensure compliance with the FCPA and any other applicable anti-bribery Laws.
Section 4.18    Data Privacy and Security.
(a)    Since January 1, 2016, the Seller’s conduct of the Business and operation of the Purchased Assets has complied in all material respects with all Laws applicable to data privacy and data security, including the privacy, security and related requirements for “Protected Health Information” or “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103) found in 45 C.F.R. Parts 160, 162, and 164, as well as in applicable government policies and guidance relating to privacy, security, breach response, and data protection (respectively, together, the “HIPAA Commitments”). Without limiting the foregoing, the Seller’s conduct of the Business and operations of the Purchased Assets are and have been since January 1, 2016 in material compliance with the applicable transaction, privacy and security and breach notification requirements established by the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) and the HIPAA Commitments.
(b)    Except as set forth in Schedule 4.18(b), in the past three (3) years, no Breach, as defined in the HIPAA Commitments has occurred with respect to the Business of the Seller in connection with the Purchased Assets, and no information security or privacy breach event has occurred that would require notification to any individual or Governmental Entity under any Laws. Except as set forth in Schedule 4.18(b), during the past three (3) years, the Business has not had any reportable security or data Breaches.
(c)    Since January 1, 2016, the Seller has not received any correspondence from the U.S. Department of Health and Human Services or any other Governmental Entity in respect of any alleged non-compliance with or investigation of the HIPAA Commitments in respect of the conduct of the Business or the operation of the Purchased Assets.
(d)    The Seller has made available to Buyer true, correct and complete copies of all Contracts (each a “Business Associate Agreement”) under which the Seller or any of its subcontractors, with respect to the Business, is a Business Associate, Subcontractor or Covered Entity, as such terms are defined in the HIPAA Commitments. The Seller is not with respect to the Business in breach of any Business Associate Agreement to which it is bound, nor to Seller’s Knowledge is any other party thereto in breach of any such Business Associate Agreement.
(e)    The Seller, with respect to the Business, has not since January 1, 2016 collected or transmitted, and does not collect or transmit, any Protected Health Information or other personally identifiable information or other data outside of the United States of America which did or would subject the Business to any international data privacy or security Laws.
(f)    The Seller has, with respect to the Business, established, and maintains, written privacy and security policies and procedures and employee training programs applicable to data privacy and data security, including the security of Protected Health Information or Electronic Protected Health Information, that comply in all material respects with, and is presently in compliance in all material respects with, all applicable Laws relating to data privacy and data security, including HIPAA, the HITECH Act and their attendant rules and regulations, including the HIPAA Commitments.
Section 4.19    Affiliate Transactions. No Affiliate of the Seller is a party to any Material Contract or material transaction relating to the Business, including any Purchased Contract for any loans, advances, the employment of, furnishing of services by, rental of its assets from or to, or otherwise requiring payments to or from, any such Person.
Section 4.20    Brokers’ Fees. Neither the Seller nor any of its Affiliates has any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any of its Affiliates would become liable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:
Section 5.1    Organization. The Buyer is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to so qualify or be so licensed would not have an adverse effect on the Buyer’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which it is a party (a “Buyer Material Adverse Effect”). The Buyer has all requisite corporate power and authority to carry on its business as currently conducted and as proposed to be conducted after the Closing.
Section 5.2    Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party. The execution and delivery by the Buyer of this Agreement and each Ancillary Document to which the Buyer is a party and the performance by the Buyer of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer. This Agreement constitutes, and each Ancillary Document to which the Buyer is a party when executed and delivered by the Buyer will constitute, a valid and legally binding obligation of the Buyer (assuming that this Agreement and such Ancillary Documents will constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.
Section 5.3    Noncontravention; Consents.
(a)    The execution and delivery by the Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not: (i) violate any Law to which the Buyer or its assets are subject, (ii) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of the Buyer, or (iii) create a breach or default or right or event of termination, cancellation or acceleration of any obligation under any Contract to which the Buyer is a party or by which the Buyer or any of its assets or properties are bound or subject, except, in the case of clauses (i) and (iii), for any of the foregoing that would not have a Buyer Material Adverse Effect.
(b)    Except for (i) required filings or other actions under any applicable Antitrust Laws and the expiration of any applicable waiting or review periods thereunder and (ii) the novation of Purchased Government Contracts and/or entry into the Subcontract Pending Novation and Consent, no notices, Permits, consents, approvals, authorizations, qualifications or Orders of

Governmental Entities or third parties are required for the consummation by the Buyer of the transactions contemplated hereby or by the Ancillary Documents, other than such of the foregoing that, if not obtained or made, would not have a Buyer Material Adverse Effect.
Section 5.4    Legal Compliance. As of the Closing Date, the Buyer will be in compliance in all material respects with all Laws applicable to the Buyer as a result of or in connection with the Purchased Contracts.
Section 5.5    Litigation. No Action is pending or, to the Buyer’s knowledge, overtly threatened against the Buyer, that questions the validity of this Agreement or any of the Ancillary Documents, or any action taken or to be taken by the Buyer in connection with this Agreement or any of the Ancillary Documents, other than such of the foregoing that would not have a Buyer Material Adverse Effect.
Section 5.6    Availability of Funds
Section 5.7    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer shall be solvent and shall (a) be able to pay its debts as they become due; (b) own property having a fair saleable value greater than the amounts required to pay debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer. In connection with the transaction contemplated hereby, the Buyer has not incurred, nor does it plan to incur, debts beyond its ability to pay as they become absolute and matured.
Section 5.8    Investigation. The Buyer has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Seller for such purpose. In this regard, the Buyer has been given the opportunity to ask questions of, and receive answers from, the Seller, and has made all inquiries and investigations that it deems necessary or appropriate, concerning the transactions contemplated by this Agreement and the Ancillary Documents, the Business, the Purchased Assets and the Assumed Liabilities. The Buyer acknowledges that the Seller has made available to the Buyer or its agents all documents and information requested by or on behalf of the Buyer relating to an investment in the Business and the Purchased Assets and an assumption of the Assumed Liabilities. The Buyer acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, the Buyer (a) has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE IV of this Agreement, as modified by the Disclosure Schedules, and (b) expressly disclaims any reliance on any other information or the absence thereof in entering into this Agreement and the Ancillary Documents to which it is a party and consummating the transactions contemplated hereby and thereby. The Deal Team Members (as defined in the Rep Insurance Policy) of the Buyer do not have Actual Knowledge (as defined in the Rep Insurance Policy) of any fact the existence of which would cause any representation, warranty, covenant or agreement set forth herein to be breached by the Seller.
Section 5.9    Brokers’ Fees. Neither the Buyer nor any of its Affiliates has any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller or any of its Affiliates would become liable.
ARTICLE VI
PRE-CLOSING COVENANTS
The Buyer and the Seller agree to the following with respect to the period prior to the Closing:
Section 6.1    General. Prior to the Closing, each of the Parties shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done, as soon as possible, all things necessary, proper or advisable (subject to applicable Laws) to consummate the Closing and the other transactions contemplated by this Agreement, including the negotiation, execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Prior to the Closing, neither Party shall, without the prior written consent of the other Party, take or permit its Affiliates to take any action or omission that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation, as soon as possible, of the transactions contemplated by this Agreement and the Ancillary Documents.
Section 6.2    Notices and Consents.
(a)    Promptly after the date hereof and prior to the Closing, the Seller will give to third parties those notices, and will use commercially reasonable efforts to obtain prior to the Closing those consents, approvals or authorizations of third parties (other than any Governmental Entity which shall be governed, as applicable, by Section 6.2(b) through Section 6.2(e)), in each case, that are required in connection with the transactions contemplated by this Agreement; provided, however, that the novation of Purchased Government Contracts shall be governed by and conducted exclusively in accordance with Section 7.3. Notwithstanding the foregoing and Section 6.1, the Seller shall not be required to pay or otherwise provide any consideration to, or incur any liability to, any Person from whom any such consents, approvals or authorizations are requested (whether prior to or after the Closing) or any other Person.
(b)    The Seller and the Buyer shall as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof, cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) required for the transactions contemplated hereby. Prior to the Closing, the Seller and the Buyer shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, and the Seller and the Buyer shall, as promptly as practicable, comply with any request for additional information and documents pursuant to the HSR Act. Prior to the Closing, the Seller and the Buyer shall inform each other promptly of any communication made by or on behalf of such Party to (including permitting the other Party to review such communication in advance), or received from, the FTC or the DOJ and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act. Prior to the Closing, the Seller and the Buyer shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ, and shall comply promptly with any such inquiry or request. Prior to the Closing, neither Party shall agree to participate in any meeting or discussion with any Governmental Entity in respect of any such filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.
(c)    Except as specifically set forth below, the Buyer shall, and shall cause its Affiliates to, take any and all actions necessary to avoid, resolve or eliminate each and every impediment under any Antitrust Law or trade regulation Law that may be asserted by any Governmental Entity or any other Person with respect to the transactions contemplated by this Agreement and to obtain all consents, approvals, and waivers under any Antitrust Law that may be required by any Governmental Entity so as to enable the parties to consummate the transactions contemplated under this Agreement as promptly as practicable, and in any event no later than the End Date, including (i) proposing, negotiating, committing to and effecting as promptly as practicable, by consent decree, hold separate orders, or otherwise, the sale, divesture, transfer, license, disposition or hold separate (through the establishment of a trust or otherwise) of such assets, properties or businesses of the Buyer or any of its Affiliates (ii) terminating, modifying, or assigning existing relationships, Contracts, or obligations of the Buyer or any of its Affiliates, (iii) changing or modifying any course of conduct regarding future operations of the Buyer or any of its Affiliates, (iv) entering into such other arrangements as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any Order in any Action, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated under this Agreement, or (v) otherwise taking or committing to take any other action that would limit the Buyer’s or any of its Affiliates’ freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets, rights or interests; provided, that the Buyer is not obligated to take any action contemplated in subsections (i) through (v) unless such action is expressly conditioned upon the Closing of the transactions contemplated by this Agreement. In addition, if any Action is instituted or threatened challenging the transactions contemplated by this Agreement as violating any Antitrust Law or if any Order (whether temporary, preliminary or permanent) is entered, enforced or attempted to be entered or enforced by any Governmental Entity that would make the transactions contemplated by this Agreement illegal or otherwise delay or prohibit the consummation of the transactions contemplated by this Agreement, the Buyer and its Affiliates shall take any and all actions to contest and defend any such Action to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded or terminated, any Order (whether temporary, preliminary or permanent) that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. In addition, Buyer shall not, and shall cause its Affiliates not to, take any action after the date hereof that could reasonably be expected to delay the obtaining of, or result in not obtaining, any permission, approval or consent from any

Governmental Entity or other Person required to consummate the transactions contemplated herein. Nothing in this Section 6.2(c) shall be deemed to require the Buyer to take any action that would not be commercially reasonable.
(d)    The Buyer and the Seller shall each be responsible for the payment of fifty percent (50%) of any fees required in connection with the filing of any notifications and related materials that are required under the HSR Act or any other Antitrust Law.
(e)    Prior to the Closing, the Buyer and the Seller shall cooperate with one another in determining whether any action, consent or approval by or in respect of, or filing with, any Governmental Entity (excluding the actions and filings described in Section 6.2(b)), is required or reasonably appropriate in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, in taking such actions, seeking such consents or approvals or making any such filings, the Buyer and the Seller shall furnish information reasonably required in connection therewith and use commercially reasonable efforts to obtain any such actions, consents or approvals and to make any such filings. Notwithstanding the foregoing and Section 6.1, the Seller shall not be required to pay any consideration (except filing and application fees) to any such Governmental Entity from which any such action, consent or approval is requested.
(f)    Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that, except to the extent provided in Section 9.1(b), the successful procurement of any consent, approval or authorization of any third party is not a condition to the Buyer’s obligation to effect the Closing.
Section 6.3    Carry on in Regular Course. Except (i) as set forth on Schedule 6.3, (ii) as otherwise required or contemplated by this Agreement, (iii) for actions approved in writing by the Buyer (which approval shall not be unreasonably withheld, conditioned or delayed) or (iv) as required to comply with applicable Law, from the date hereof through the Closing or the earlier termination of this Agreement pursuant to ARTICLE XI, the Seller:
(a)    shall conduct the Business in the ordinary course of business; provided that nothing in this Section 6.3 will prohibit the Seller from asserting and exercising its rights under any Contracts or Laws in connection with any Action or otherwise, and
(b)    shall not:
(i)    sell, transfer, license, lease, mortgage or otherwise dispose of or subject to Liens (other than Permitted Liens), any assets (other than Intellectual Property) constituting Purchased Assets, except for the sale of goods and services in the ordinary course of business;
(ii)    acquire (by merger, exchange, consolidation or acquisition of stock or assets or otherwise), any other Person or all or substantially all of the assets of any other Person, in each case, if such Person or such assets, as applicable, would constitute Purchased Assets at the Closing;

(iii)    (A) amend or modify any Material Contract except for amendments or modifications that are immaterial or completed in the ordinary course of business consistent with past practice (e.g., the delivery of updated or additional task or work orders under Material Contracts); (B) voluntarily terminate any Material Contract; or (C) enter into or propose to enter into any Contract that if existing as of the date hereof would be a Material Contract, in each case except as amended, modified, terminated, entered into or proposed to be entered into in the ordinary course of business;
(iv)    increase the compensation or benefits of any Business Employee (except for increases in salary for such Business Employees in the ordinary course of business and consistent with past practice), and adopt any new employee benefit plan or arrangement;
(v)    initiate, compromise or enter into any settlement of pending or threatened litigation or arbitration proceedings or cancel, compromise, settle, waive or release any material debt, right or claim in respect of the Business or any of the Purchased Assets or Assumed Liabilities;
(vi)    (A) sell, transfer, license, lease or otherwise dispose of or subject to Liens (other than Permitted Liens), any Purchased Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business, or (B) agree to terminate or permit the lapse any Purchased Intellectual Property;
(vii)    enter into any Contract, which Contract would constitute a Purchased Asset, with any of the Seller’s Affiliates with respect to the conduct of the Business or the ownership of the Purchased Assets;
(viii)    make or change any material Tax election, adopt or change any material method of Tax accounting, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment (to the extent it will increase the Buyer’s liability for Taxes) or consent to any extension or waiver of the statute of limitations with respect to Taxes, in each case relating primarily to the Business or the Purchased Assets;
(ix)    make any changes to its accounting principles or practices or its pricing policies or payment or credit practices to the extent applicable to the Business, other than as may be required by GAAP or Law;
(x)    enter into any collective bargaining agreement;
(xi)    terminate or close any material facility, business or operation;
(xii)    fail to make any reasonable and prudent expenditure relating to the normal maintenance, repair and replacement in the ordinary course of business consistent with past practice of the material Purchased Assets; or
(xiii)    agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (i) through (xii).

Notwithstanding the foregoing, nothing in this Section 6.3 or anywhere else in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Seller or the Business prior to the Effective Time, and, prior to the Effective Time, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete and unilateral control and supervision over the operation of the Business.
Section 6.4    Access to Business. Except as may be prohibited by Law, or as may be required to preserve the confidentiality of privileged information or attorney work product, prior to the Closing, the Seller shall, upon reasonable notice, permit representatives of the Buyer to have reasonable access during normal business hours and under reasonable circumstances to personnel, properties, assets and books and records to the extent related to the Business, the Purchased Assets or the Assumed Liabilities; provided that (a) access to such personnel, properties, assets and books and records is reasonably required by the Buyer to timely consummate the transactions contemplated by this Agreement, (b) the Buyer and its representatives shall not unreasonably interfere with the business and operations of the Seller, (c) at the reasonable request of the Seller, the Buyer shall furnish the Seller with a certificate of insurance insuring the Seller against loss by reasons of any liabilities, obligations, damages or penalties imposed upon, incurred by or asserted against the Seller in connection with or arising out of any access granted to the Buyer or its representatives pursuant to this Section 6.4, and (d) the Buyer may not conduct or cause to be conducted any environmental or other testing at any Leased Real Property. Nothing herein shall require the Seller to disclose any information to the Buyer if such disclosure would on the advice of the Seller’s legal counsel, be reasonably likely to waive any legal privilege or work product protection.
Section 6.5    Confidentiality. The Buyer acknowledges that the information that has been or will be provided or made available to it by the Seller and its Affiliates (or their respective agents or representatives) is subject to the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate.
Section 6.6    Notice of Developments. Between the date of this Agreement and the Closing, each Party will give prompt written notice to the other of any material development that would reasonably be expected to result in the failure of any of the conditions set forth in ARTICLE IX to be satisfied. During the period between the date of this Agreement and the Closing, the Seller shall be entitled to update the Disclosure Schedules to the extent information contained therein becomes untrue or incomplete or inaccurate after the date hereof due to events occurring after the date hereof other than as a result of a breach by the Seller of the covenants contained herein. Any such update shall be deemed to have amended the Disclosure Schedules, to have qualified the relevant representations and warranties contained in ARTICLE IV and to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of such event or circumstance. Nothing in this Agreement, including this Section 6.6, shall imply that the Seller is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.
Section 6.7    Publicity. Prior to the Closing, neither the Seller nor the Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party (which approval will not be unreasonably withheld, conditioned or delayed), except to the extent, in the reasonable judgment of such Party, disclosure is otherwise required by Law or by the applicable rules of any stock exchange on which the Seller or the Buyer (or any of their respective Affiliates) lists its securities; provided, however, that, to the extent disclosure is required by applicable Law or by the rules of any such stock exchange, the Party intending to make such release or announcement shall use its commercially reasonable efforts to consult with the other Party with respect to the text thereof; provided further that no Party shall be required to obtain the approval of the other Party pursuant to this Section 6.7 if all of the information about this Agreement or the transactions contemplated hereby that is contained in any proposed release or announcement has previously been made public without any breach of this Section 6.7 by the Party proposing to issue such release or announcement.
Section 6.8    Ancillary Documents. On the Closing Date, the Buyer and the Seller shall execute and deliver each of the Ancillary Documents to which such Party is to be a party as contemplated by this Agreement.
Section 6.9    Seller Guarantees. The Buyer shall use its commercially reasonable efforts to replace and cause to be returned to the Seller or its applicable Affiliate, effective as of the Closing, each Seller Guaranty; provided that, to the extent a Seller Guaranty cannot be replaced and returned to the Seller or its applicable Affiliate effective as of the Closing, the Buyer shall use its commercially reasonable efforts to do so as promptly as practicable following the Closing and shall indemnify and hold harmless the Seller Indemnified Parties from and against any Losses related to any action taken by or on behalf of the Buyer after the Closing imposed on or incurred by any of them arising from any payment made by the Seller or its applicable Affiliate to a third party, or any draw-down made by the holder of such Seller Guaranty, in each case, in respect of any Seller Guaranty.
Section 6.10    Release of Liens. The Seller shall obtain a release of any Liens (other than Permitted Liens) on the Purchased Assets and, on or prior to the Closing Date, shall provide evidence of such release to the Buyer and shall deliver to the Buyer such other bills of sale, deeds, assignments, certificates of title and other documents of transfer as may be reasonably requested by the Buyer.

ARTICLE VII
ADDITIONAL COVENANTS
Section 7.1    General. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, at the sole cost and expense of the requesting Party (unless otherwise specified herein).
Section 7.2    Post-Closing Consents; Nonassignable Contracts.
(a)    The Seller and the Buyer will use commercially reasonable efforts after the Closing to obtain all consents, approvals or authorizations of any third parties that are not obtained prior to the Closing and that are required in connection with the transactions contemplated by this Agreement under the Material Contracts that are set forth on Schedule 4.8(a); provided that the Seller shall not be required to pay or otherwise provide any consideration to, or incur any liability to, any other Person in connection with such activities.
(b)    Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Purchased Contract is not capable of being transferred by the Seller to the Buyer pursuant to this Agreement without the consent, approval or authorization of a third party, and such consent, approval or authorization is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the Purchased Contract or any Law (each a “Specified Consent”), nothing in this Agreement will constitute an assignment or transfer or an attempted assignment or transfer thereof.
(c)    In the event that any such Specified Consent is not obtained on or prior to the Closing Date, (i) the Seller and the Buyer will use commercially reasonable efforts to (A) cooperate in any reasonable and lawful arrangement designed to provide the benefits of the applicable Purchased Contract to the Buyer, at the Buyer’s expense, and (B) enforce at the request and expense of the Buyer and for the account of the Buyer any rights of the Seller arising from any such Purchased Contract; provided that the Seller will not be required to make any expenditures or incur any liability in connection with any such activities described in clauses (A) and (B) above, unless the full amount of any such expenditure or liability is paid in advance to the Seller by the Buyer; and (ii) the Buyer will pay, perform and discharge when due the liabilities and obligations of the Seller under such Purchased Contract for the benefit of the Seller and the other party or parties thereto.
(d)    Once a Specified Consent is obtained, the applicable Purchased Contract shall be deemed to have been automatically assigned and/or transferred to the Buyer on the terms set forth in this Agreement with respect to the other Purchased Contracts transferred and assumed at the Closing, and, without limiting the generality of the foregoing, the obligations and liabilities of the Seller under such Purchased Contract shall be deemed to be Assumed Liabilities, and the rights of the Seller under such Purchased Contract shall be deemed to be Purchased Assets.

(e)    The Buyer agrees that the Seller will not have any liability whatsoever to the Buyer arising out of or relating to the failure to obtain any consents, approvals or authorizations that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the breach, violation, acceleration or termination of any Purchased Contract as a result thereof. Notwithstanding anything to the contrary contained herein, the Buyer further agrees that no representation, warranty, covenant or agreement of the Seller contained herein will be breached or deemed breached, and no condition to the obligations of the Buyer will be deemed not to be satisfied, as a result, directly or indirectly, of the failure to obtain any consent, approval or authorization.
(f)     Without limiting the generality of the foregoing, with respect to any Lease that requires consent to be assigned to Buyer, if such consent is not obtained before Closing, the Buyer and Seller shall enter into a license that would permit Buyer to use the licensed space for the Business to the extent reasonably practicable containing such same terms and conditions, and be in a form, reasonably acceptable to Buyer and Seller, unless the Lease prohibits such license arrangement without the landlord’s prior written consent, and entry into and compliance with such license shall satisfy the obligations of the Parties with respect to such Lease under this Section 7.2 until the Specified Consent is obtained and such Lease is assigned in accordance with Section 7.2(d).
Section 7.3    Novation of Purchased Government Contracts. Notwithstanding Section 7.2 above:
(a)    As promptly as reasonably practicable following the Closing, the Seller will, in accordance with, and to the extent required by Federal Acquisition Regulation Part 42, Subpart 42.12, promptly submit in writing to each responsible contracting officer a request of the U.S. Government or Governmental Entity, as the case may be, to (i) recognize the Buyer as the successor in interest to all of the Purchased Government Contracts and (ii) if required, enter into a novation agreement (the “Novation Agreement”) in substantially the form contemplated by such regulations. The Buyer and the Seller will each use commercially reasonable efforts to promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement with regard to the Purchased Government Contracts, including responding to requests for information by the U.S. Government with regard to such Novation Agreement. The Seller and the Buyer will each use commercially reasonable efforts to provide all reasonable information and take all other actions reasonably necessary to execute and consummate such Novation Agreement.
(b)    In the event that the U.S. Government declines to enter into a Novation Agreement in accordance with, and to the extent required by, Federal Acquisition Regulation Part 42, Subpart 42.12 recognizing the transfer of the Purchased Government Contracts to the Buyer, or until such time as the U.S. Government recognizes such transfer by entering into a Novation Agreement, nothing in this Agreement will constitute a transfer, assignment, attempted transfer or an attempted assignment thereof or of any Government Furnished Equipment related thereto.
(c)    Until such time as the U.S. Government recognizes the transfer of the rights and obligations under a Purchased Government Contract to the Buyer, in accordance with, and to the extent required by, Federal Acquisition Regulation Part 42, Subpart 42.12, the provisions of the Subcontract Pending Novation and Consent shall apply; provided that the provisions of the Subcontract Pending Novation and Consent shall not apply to any Purchased Government Contract for which novation is not required.
Section 7.4    Litigation Support. Following the Closing, in the event that and for so long as any Party is actively (i) contesting or defending against any Action brought by a third party, (ii) undertaking an investigation (including an internal investigation) in relation to circumstances that relate to mandatory disclosure obligations under Government Contracts or that  would otherwise reasonably be expected to lead to an Action, or (iii) seeking reimbursement and recovery of fees and expenses in connection with any Action, in each case, in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business (the “Contesting Party”), the other Party will (A) reasonably cooperate with the Contesting Party and its counsel in the contest, defense, investigation, reimbursement or recovery, (B) make available to the Contesting Party and its counsel in a timely manner its personnel and provide such interviews and testimony and access to its non-privileged physical and electronic books and records (including timekeeping records) as may be reasonably requested in connection with the contest, defense, investigation, reimbursement or recovery, in each case, at the sole cost and expense of the Contesting Party (unless the Contesting Party is entitled to indemnification therefor under ARTICLE X, in which case the costs and expense will be borne by the other Party as set forth in ARTICLE X).  For so long as the Contesting Party is actively contesting or defending against any such Action, involved in such an investigation or seeking such reimbursement or recovery, the other Party shall preserve copies of all physical and electronic books and records that is subject to a record hold order (or written request by the Contesting Party Party in compliance with this Section 7.4) in relation to such Action, investigation or request for reimbursement or recovery in effect as of immediately prior to the Closing.  Notwithstanding the foregoing, this Section 7.4 shall not apply to an Action, investigation or request for reimbursement or recovery with respect to which the Parties are in dispute as to whether either Party has an obligation to provide indemnification under ARTICLE X.
Section 7.5    Agreements Regarding Tax Matters.
(a)    The Seller will prepare and timely file all Tax Returns in respect of the Purchased Assets and the Business for all Tax periods ending on or prior to the Closing Date. The Buyer will prepare and timely file all other Tax Returns that are required to be filed in respect of the Purchased Assets and the Business. The Buyer shall provide each Tax Return for a Straddle Period to the Seller for the Seller’s review and comment at least fifteen (15) Business Days prior to the filing thereof, and the Buyer shall make any changes to such Tax Returns reasonably requested by the Seller.
(b)    The Seller and the Buyer will provide each other with such assistance and non-privileged information relating to the Business and the Purchased Assets as may reasonably be requested in connection with the preparation of any Tax Return or the performance of any audit, examination or any other proceeding by any taxing authority relating to any Tax Return, whether conducted in a judicial or administrative forum, and will each retain and provide to the other party all non-privileged records and other information which may be relevant to any such Tax Return, audit, examination or any other proceeding relating to Taxes.
(c)    The Seller will exercise exclusive control over the handling, disposition and settlement of any inquiry, examination or proceeding by a Governmental Entity (or that portion of any inquiry, examination or proceeding by a Governmental Entity) that could result in a determination with respect to Taxes due or payable by the Seller, or for which the Seller may be required to indemnify the Buyer (each, a “Tax Contest”). The Buyer will notify the Seller or its Affiliates in writing promptly upon learning of any Tax Contest. The Buyer and its Affiliates will cooperate with the Seller, as the Seller may reasonably request, in any Tax Contest. If the Buyer could be subject to any liability for such Taxes, including as a result of any indemnification obligation under this Agreement, in connection with any such Tax Contest, the Seller shall keep the Buyer informed of the progress of any such Tax Contest (including the prompt provision to the Buyer of all material correspondence, pleadings, protests, briefs, and other documents pertaining to such Tax Contest). The Buyer may also participate in any such Tax Contest at the Buyer’s expense and the Seller shall not settle any such Tax Contest without the advance written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed. With respect to any other Tax Contest not controlled by the Seller, such Tax Contest shall be controlled by the Buyer. The Seller may also participate in any such Tax Contest at the Seller’s expense, and the Buyer shall not settle any such Tax Contest without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Neither the Buyer nor any of its Affiliates will extend, without the Seller’s written consent, the statute of limitations for any Tax for which the Seller may be required to pay or indemnify the Buyer. Notwithstanding anything to the contrary, to the extent this Section 7.5(c) conflicts with Section 10.3(b) or Section 10.3(c), this Section 7.5(c) shall control.
(d)    The portion of any Taxes payable with respect to a Straddle Period that, for the purposes of this Agreement, shall be allocated to the portion of such Straddle Period ending at the close of the Closing Date are:
(i)    in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than conveyances pursuant to this Agreement, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and
(ii)    in the case of Taxes imposed on a periodic basis with respect to the Purchased Assets or Business, shall be the product of (A) the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), and (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 7.5(d) taking into account the type of the Tax to which the refund relates. In the case of any Tax based upon or measured by receipts, capital (including net worth or long term debt) or intangibles, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than conveyances pursuant to this Agreement, any amount thereof to be allocated under this Section 7.5(d) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practices of the Seller.
(e)    If the Buyer receives a refund with respect to Taxes for which the Seller is wholly or partially responsible under Section 2.3(b)(iii) or this Section 7.5, the Buyer will pay, within twenty (20) Business Days following the receipt of such Tax refund, the amount of such Tax refund attributable to the Seller. If the Seller receives a refund with respect to Taxes for which the Buyer is wholly or partially responsible under Section 2.3(a) or this Section 7.5, the Seller will pay, within twenty (20) Business Days following the receipt of such Tax refund, the amount of such Tax refund attributable to the Buyer.
(f)    Neither Party will agree to settle any liability for Taxes or compromise any claim with respect to Taxes relating to the Purchased Assets or the Business, which settlement or compromise would adversely impact the liability for Taxes hereunder (or the right to Tax benefits) of the other Party, without the other Party’s consent, which consent will not be unreasonably withheld, conditioned or delayed.
(g)    The Buyer will pay all foreign, federal, state and local sales, use, direct and indirect transfer, documentary transfer, excise, value-added, VAT, goods or services, registration, recording, stamp, documentation, real estate transfer or asset gains Taxes, including, for the avoidance of doubt, any foreign non-resident stock sale or similar taxes that may be imposed by reason of the sale, assignment, transfer and delivery of the Purchased Assets and the transactions contemplated in this Agreement (“Transfer Taxes”). The Buyer will timely file all Tax Returns required to be filed in connection with the payment of such Transfer Taxes.
(h)    The Buyer and the Seller acknowledge and agree that the Buyer constitutes a “successor employer” within the meaning of Section 3121(a)(1) of the Code and Section 3306(b)(1) of the Code and the regulations thereunder. Accordingly, the Buyer agrees to treat all wages paid to Acquired Employees as paid by a successor employer for all federal and state income and employment Tax purposes.
Section 7.6    Records and Documents. Without limiting the effect of Section 7.5(b), the Parties will preserve and keep all Books and Records (which in the case of the Seller shall apply only to those Books and Records that the Seller elects to retain pursuant to the proviso to Section 2.2(a)(xi)) relating to the Business or the Purchased Assets for a period of six (6) years following the Closing Date. After such six (6)-year period, a Party will provide at least sixty (60) days prior written notice to the other Party of its intent to dispose of any such Books and Records, and such other Party will be given the opportunity, at its cost and expense, to remove and retain all or any part of such Books and Records as it may select. Following the Closing, duly authorized representatives of a Party will, upon reasonable notice, have reasonable access during normal business hours to examine, inspect and copy such Books and Records held by the other Party.
Section 7.7    Use of Excluded Names. No right to use the Excluded Names is being provided to the Buyer pursuant to this Agreement. Neither the Buyer nor any of its Affiliates will

(a) use, register or attempt to register any Excluded Name, trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin that is likely to cause confusion with any of the Excluded Names or be associated with the Seller or any of its Affiliates after the Closing; or (b) at any time challenge the validity or enforceability of any Excluded Name as a trademark, or the Seller’s ownership thereof.
Section 7.8    Non-Competition; Non-Solicitation.
(a)    The Seller agrees that, for a period commencing on the Closing Date and terminating on the Non-Compete End Date, it will not directly, or indirectly, either for itself or through any of its Affiliates, (i) compete for or bid on any (A) work performed under any of the Purchased Customer Contracts, (B) work contemplated to be performed under any Purchased Government Bid or Pipeline Opportunity, or (C) the recompete work or any other form of successor work to work performed or contemplated to be performed under any of the Purchased Government Contracts, Purchased Government Bids or Pipeline Opportunities, including under another contractual vehicle or new Contract that includes such work (collectively, a “Competing Business”), or (ii) intentionally cause or induce any customer under any Purchased Customer Contracts or any contract resulting from any Purchased Government Bids as of the Closing Date or Pipeline Opportunities (a “New Government Contract”) to terminate, in whole or in part, any Purchased Government Contract or New Government Contract, reduce the scope of work on any Purchased Government Contract or New Government Contract, move requirements from any Purchased Government Contract or New Government Contract to another contractual vehicle, or to not exercise any options or otherwise not extend the term of any Purchased Government Contract or New Government Contract. As used herein, “Non-Compete End Date” means (1) with respect to the obligations in clauses (i) and (ii) above applicable to Purchased Customer Contracts and Purchased Government Bids, the date that is five (5) years after the Closing Date, and (2) with respect to the obligations in clause (i) and (ii) above applicable to Pipeline Opportunities, the date that is three (3) years after the Closing Date. For the avoidance of doubt, except as specifically set forth above, the Seller and its Affiliates will not be prohibited from competing or recompeting for any current or future business opportunity that is outside of the scope of the opportunities listed on Schedule 1.1(a) as a result of the restrictions on Pipeline Opportunities set forth in this Section 7.8.
(b)    Notwithstanding the provisions of Section 7.8(a), (i) except for a Competing Business, the Seller and its Affiliates will not be prohibited from engaging in any business currently conducted or proposed to be conducted by the Seller or any natural extension thereof, (ii) neither the Seller nor any Affiliate of the Seller will be prohibited from engaging in any of the businesses or activities described on Schedule 7.8(b) and (iii) the acquisition (by asset purchase, stock purchase, merger, consolidation or otherwise) by the Seller or any of its Affiliates of the stock, business or assets of any Person that at the time of such acquisition is engaged in a Competing Business, and the continuation of such Competing Business following such acquisition, will not be prohibited hereunder if (A) the revenues of such Person and its subsidiaries on a consolidated basis for the last fiscal year ending prior to the date of such acquisition that are attributable to the Competing Business by such Person and its subsidiaries (excluding any such revenues of such Person or any of its subsidiaries generated from sales of goods or services to the Seller or any of its Affiliates) account for less than twenty-five percent (25%) of the revenues of such Person and its subsidiaries on a consolidated basis for such fiscal year and (B) the Seller uses its commercially reasonable efforts to divest that portion of such Person or business that engages in the Competing Business within eighteen (18) months after its acquisition of such Person or Competing Business. If, on or prior to the date that is three (3) years after the Closing Date, a Seller Contracting Party determines to pursue a Designated Opportunity, such Contracting Party shall provide written notice to the Buyer of such Designated Opportunity, and the Buyer and such Contracting Party shall engage in good faith discussions to determine whether the Buyer could provide contact center services as a teaming partner on the Designated Opportunity. The Parties agree that the foregoing shall not obligate either the Buyer or any Seller Contracting Party to enter into any teaming arrangement.
(c)    Notwithstanding the provisions of Section 7.8(a), the acquisition of the stock, business or assets of the Seller and/or any of its Affiliates (by asset purchase, stock purchase, merger, consolidation or otherwise) by any Person who is not a current Affiliate of the Seller will not be prohibited hereunder.
(d)    Nothing in this Section 7.8 will restrict or prevent the Seller or any of its Affiliates from maintaining or undertaking an investment in the debt or equity securities of any Person engaged in a Competing Business so long as such investment does not exceed five percent (5%) of the respective class of outstanding debt or equity securities of such Person.
(e)    Nothing in this Section 7.8 will restrict or prevent the Seller or any of its Affiliates from complying with its obligations under this Agreement (including Section 7.2 hereof) or any Ancillary Document.
(f)    Except as provided in Section 8.1, during the period commencing on the Closing Date and terminating on the date that is three (3) years after the Closing Date, the Seller will not, directly or indirectly, solicit (or assist or encourage any other Person to solicit) for employment any Business Employees or any other individual who is employed by the Buyer at the “Vice President” level or higher in the business of providing contact center services to the public on behalf of Governmental Entities provided, however, that this Section 7.8(f) shall not prohibit the Seller from: (i) publishing or sending out a general public advertisement or other such general solicitation for employment not targeted to any Acquired Employees; (ii) engaging any recruiting firm or similar organization to identify and solicit persons for employment on the Seller’s behalf, so long as such recruiting firm or organization does not target, and the Seller has not instructed or otherwise directed such recruiting firm or organization to target, any of the Acquired Employees; or (iii) soliciting any person whose employment with the Buyer has been terminated by the Buyer prior to and independent of any communication with the Seller regarding employment.
(g)    Except as provided in Section 8.1, during the period commencing on the Closing Date and terminating on the date that is three (3) years after the Closing Date, the Buyer will not, directly or indirectly, solicit (or assist or encourage any other Person to solicit) for employment any individual who is employed by the Seller at the “Vice President” level or higher in the business of providing contact center services to the public on behalf of Governmental Entities; provided, however, that this Section 7.8(g) shall not prohibit the Buyer from: (i) publishing or sending out a general public advertisement or other such general solicitation for employment not targeted to the Seller’s employees; (ii) engaging any recruiting firm or similar organization to identify and solicit persons for employment on the Buyer’s behalf, so long as such recruiting firm or organization does not target, and the Buyer has not instructed or otherwise directed such recruiting firm or organization to target, any of the Seller’s employees; or (iii) soliciting any person whose employment with the Seller has been terminated by the Seller prior to and independent of any communication with the Buyer regarding employment.
Section 7.9    Post-Closing Receipts. If after the Closing either Party receives any funds properly belonging to the other Party in accordance with the terms of this Agreement, the receiving Party will promptly advise the other Party and will promptly deliver such funds to the account or accounts designated in writing by such other Party.
Section 7.10    Rep Insurance Policy. The Parties acknowledge that, as of the date hereof, the Buyer has obtained a conditional binder to the Rep Insurance Policy, a true and correct copy of which is attached hereto as Exhibit B. The Parties further acknowledge that obtaining the Rep Insurance Policy is a material inducement to the Seller entering into the transactions contemplated by this Agreement and the Ancillary Documents, and that the Seller is relying on the Buyer’s covenants and obligations set forth in this Section 7.10. The Buyer shall bear all fees, expenses and premiums relating to the procurement and binding of the Rep Insurance Policy, other than the Rep Insurance Reimbursement Amount. Prior to and after the Closing, the Buyer shall take all commercially reasonable actions necessary to complete the conditions in the conditional binder to the Rep Insurance Policy within the times set forth therein so that the Rep Insurer will issue the Rep Insurance Policy, including, prior to or after the Closing and within the times set forth in such conditional binder, the payment of any premiums owed in connection with the Rep Insurance Policy, delivery of the required Closing No Claims Declaration (as defined in the Rep Insurance Policy) and delivery of copies of this Agreement, the documents contemplated hereby and, subject to the last sentence of this Section 7.10, a copy of the electronic data room operated by Intralinks under the title “Project Constellation.” The Rep Insurance Policy shall provide that (i) the Rep Insurer may not seek to enforce, or enforce, any subrogation rights it might have against the Seller or any of its Affiliates or representatives, except in the case of Fraud, and (ii) the Buyer is not obligated to bring any claim against the Seller prior to bringing a claim against the Rep Insurance Policy. Following the Closing, the Rep Insurance Policy may not be amended in any manner adverse to the Seller (including with respect to the subrogation provisions, policy term, retention amount or coverage amount), and neither the Buyer nor any of the Buyer’s Affiliates shall cause the cancellation of the Rep Insurance Policy, without the Seller’s prior written consent (which consent shall be given or withheld in the sole and absolute discretion of the Seller). A soft copy (e.g., thumb drive) of the contents of the aforementioned electronic data room as of the Closing shall be delivered by the Seller to the Buyer no later than ten (10) Business Days following the Closing Date.
Section 7.11    Confidentiality. For a period commencing on the Closing Date and terminating on the date that is thirty-six (36) months after the Closing Date, each Party (the “Receiving Party”) shall, and shall cause its Affiliates and its and their respective representatives to, maintain the terms of the Ancillary Documents and all non-public, proprietary and confidential information relating to the other Party (the “Disclosing Party”) or its Affiliates (collectively,

“Confidential Information”) disclosed to the Receiving Party or any of its Affiliates or any of their respective representatives in connection with this Agreement, in confidence and not disclose to any other Person any Confidential Information or use any such Confidential Information for any purpose. From and after the Closing, Confidential Information of or relating to the Business and the Purchased Assets shall be deemed Confidential Information of the Buyer. The obligations of each Party set forth in this Section 7.11 shall not apply to (i) any information that becomes available to the general public prior to, on or after the Closing Date (other than as a result of disclosure by the Disclosing Party or any of its Affiliates in violation of this Section 7.11 or the Confidentiality Agreement), (ii) any information that becomes available to any such Person after the Closing Date on a non-confidential basis from a source other than a Party or its Affiliates or its or their respective representatives, provided that such source was not, to the knowledge of such Person, prohibited from disclosing such information by a legal, contractual, fiduciary or other obligation, (iii) except as provided in clause (v) below, any disclosure requested or required by applicable Law or any Governmental Entity, including any applicable Tax Laws, securities Laws or securities exchange or listing regulations or requirements, provided that, to the extent such disclosure is requested or required in connection with an Action, the Receiving Party shall, to the extent reasonably practicable and legally permissible, promptly notify the Disclosing Party of such disclosure under this clause (iii) prior to making such disclosure with reasonably sufficient time, where reasonably practicable, to allow the Disclosing Party to seek protective measures for such Confidential Information (and the Receiving Party and its Affiliates shall cooperate with the Disclosing Party in seeking such protection, at the Disclosing Party’s sole cost and expense), (iv) any Action in connection with the enforcement of a Party’s rights or remedies under this Agreement or the Ancillary Documents solely to the extent necessary for any filings with a Governmental Entity (provided, that to the extent possible, the Disclosing Party shall request that such Governmental Entity treat such Confidential Information as confidential and non-public), (v) any disclosure or use of Confidential Information in respect of the Transition Services Agreement, (vi) in connection with and to the extent necessary for a Party or any of its Affiliates to prepare or file Tax Returns or other Tax filings, or (vii) any disclosure or use of Confidential Information that is necessary for a Party to perform or satisfy any of its obligations under this Agreement.
Section 7.12    Incurred Costs, Government Contract Payments.
(a)    Period Between Closing and Novation: With respect to each Purchased Government Contract, promptly following acceptance by the applicable Governmental Entity of the final Incurred Costs under such Purchased Government Contract, the Seller shall invoice the applicable Governmental Entity for such Incurred Costs within thirty (30) days of acceptance of final Incurred Costs. Any amounts collected or payments received by the Seller for the Incurred Costs shall be an Excluded Asset; provided that with respect to each task order that is part of such Purchased Government Contract, Seller waives any entitlement to Incurred Costs that are $500 or less at the time of final closeout of such task order or that becomes final (as finally determined by the Defense Contract Audit Agency or cognizant Governmental Entity) more than five (5) years after the Closing. Any amounts required to be paid by the Buyer to the applicable Governmental Entity for any Incurred Costs incurred in connection with work performed under such Purchased Government Contract prior to the Closing shall be an Excluded Liability and the Seller shall promptly reimburse the Buyer for any such amounts paid by the Buyer; provided that with respect to each task order that is part of such Purchased Government Contract, Buyer waives any entitlement to Incurred Costs that are $500 or less at the time of final closeout of such task order. The Parties shall cooperate with each other in connection with their respective efforts to bill, collect and pay the applicable amounts arising from the Incurred Costs. In the event that Buyer receives any other claim, demand, or invoice in connection with a Purchased Government Contract that constitutes an Excluded Liability, the Seller shall promptly reimburse the Buyer for any amounts paid by the Buyer pursuant to the claim, demand or invoice.
(b)    Post-Novation Period. With respect to each Purchased Government Contract, promptly following acceptance by the applicable Governmental Entity of the final Incurred Costs under such Purchased Government Contract, the Buyer shall invoice the applicable Governmental Entity for such Incurred Costs within thirty (30) days of acceptance of the final Incurred Costs. Any amounts collected or payments received by the Buyer for the Incurred Costs shall be an Excluded Asset and the Buyer shall pay such amounts to the Seller in accordance with the provisions in Section 7.9; provided that with respect to each task order that is part of a Purchased Government Contract, Seller waives any entitlement to Incurred Costs that are $500 or less at the time of final closeout of such task order or that becomes final (as finally determined by the Defense Contract Audit Agency or cognizant Governmental Entity) more than five (5) years after the Closing. Any amounts required to be paid by the Buyer to the applicable Governmental Entity for any Incurred Costs under a Purchased Government Contract shall be an Excluded Liability and the Seller shall promptly reimburse the Buyer for any such amounts paid by the Buyer; provided that with respect to each task order that is part of such Purchased Government Contract, Buyer waives any entitlement to Incurred Costs that are $500 or less at the time of final closeout of such task order. The Parties shall cooperate with each other in connection with their respective efforts to bill, collect and pay the applicable amounts arising from the Incurred Costs. In the event that Buyer receives any other claim, demand, or invoice in connection with a Purchased Government Contract arising from the period prior to the Closing that constitutes an Excluded Liability, the Seller shall promptly reimburse the Buyer for any amounts paid by the Buyer pursuant to the claim, demand or invoice.
Section 7.13    Financial Information Cooperation. From and after the Closing Date (provided that Seller shall use commercially reasonable efforts to begin compliance with this covenant as soon as practicable after the date of this Agreement) until the earlier of the date the financial statements contemplated by this Section 7.13 are completed or the seventy-fifth (75th) day after the Closing, Seller shall cooperate in a commercially reasonable manner with Buyer in facilitating the preparation, review and audit of financial statements and other financial information regarding the Business that is required to be included in the financial reports and other public disclosures of Buyer’s affiliates pursuant to Regulations S-X and S-K promulgated under the Securities Act of 1933, as amended, and the Exchange Act in connection with the transaction contemplated hereby (the “Audited Financial Statements”). Such cooperation shall include commercially reasonable assistance with the preparation of financial statements and all other financial information reasonably necessary for the accounting firm responsible for reviewing and auditing such financial statements to perform its review and audit, including the execution and delivery by Seller of a customary representation letter to such accounting firm (if and to the extent reasonably required by such accounting firm and reasonably acceptable to Buyer and Seller). Seller shall use its commercially reasonable efforts to provide such cooperation in a timely manner such that the preparation of the financial statements and other financial information can be completed and the audit report thereon delivered to Buyer no later than sixty (60) days after the Closing Date. The accounting firm responsible for the review and audit of such financial statements shall be KPMG LLP. All reasonable, out-of-pocket costs and expenses incurred in connection with the preparation of the Audited Financial Statements pursuant to this Section 7.13 shall be paid by Seller and all such costs shall become Excluded Liabilities.
ARTICLE VIII
EMPLOYEE MATTERS
Section 8.1    Employment. The Buyer will offer to employ, effective as of the Closing, each of the Business Employees, in the same or substantially comparable positions with the Buyer as provided by the Seller as of the Closing Date. Each Business Employee who accepts Buyer’s offer of employment shall become an employee of Buyer (collectively, the “Acquired Employees”) as of the Effective Time. Buyer shall offer continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under an Acquired Benefit Plan to any Business Employee who was covered under an Acquired Benefit Plan immediately prior to the Closing, does not become an Acquired Employee and experiences a qualifying event on or after the Closing Date. The Seller shall terminate the employment of such Business Employees effective as of the Closing. Without the prior written consent of the Seller, the Buyer will not communicate any terms of employment to Business Employees prior to the Closing or otherwise communicate directly with the Business Employees. Effective as of the Closing and for a period of one (1) year after the Closing, the Buyer shall provide to each Non-SCA Acquired Employee, for so long as the Non-SCA Acquired Employee is employed by the Buyer or any of its Affiliates, (i) base salary or wages that are no less than the base salary or wages provided to each such Non-SCA Acquired Employee by the Seller and its Affiliates immediately prior to the Closing, and (ii) employee benefits that are comparable in the aggregate to the employee benefits provided to each similarly situated employee of Buyer. Notwithstanding the foregoing, nothing in this Agreement will, after the Closing, impose on the Buyer any obligation to retain any Acquired Employee in his or her employment. The Buyer shall honor offers of employment made by the Seller to prospective Business Employees prior to the Closing in accordance with their respective terms. The Seller shall provide the Personal Data to the Buyer at such times and upon such terms and conditions set forth in the Data Transfer Agreement.

Section 8.2    Employee Benefit Matters.
(a)    To the extent that participants in the Seller’s 2018 annual cash bonus plans set forth on Schedule 8.2(a) (the “Bonus Plans”) have not been paid their 2018 annual bonuses (the “Annual Bonuses”) at the Effective Time, the Buyer shall cause such Annual Bonuses (only to the extent such Annual Bonuses are accrued as of the Closing and included in the calculation of Net Working Capital and such Annual Bonuses are set forth on a schedule provided to the Buyer by the Seller at the Closing, stating each Acquired Employee’s name and the amount of the Annual Bonus target with respect to such Acquired Employee as of the Closing Date) to be paid in accordance with the objective terms and performance criteria of the Bonus Plans (calculated based on the performance of the Business through December 31, 2018), on or before March 15, 2019, to each Qualified Acquired Employee who is a participant in a Bonus Plan. A “Qualified Acquired Employee” means each Acquired Employee who is employed by the Business as of the date Annual Bonuses are paid, and each Acquired Employee whose employment is terminated by the Buyer or its Affiliate following the Effective Time and prior to such Annual Bonus payment date for a reason other than “cause” as defined in Schedule 8.2(a).
(b)    As of the Closing, the Acquired Employees will cease participation in all Seller Employee Benefit Plans except as provided for herein with respect to the SCA Benefit Plans and Trust and the GSA Retirement Plan. As of the Closing, the Buyer shall assume sponsorship of the SCA Benefit Plans and Trust, GSA Retirement Plan and those certain Seller Employee Benefit Plans set forth on Schedule 8.2(b)) (collectively, together with the SCA Benefit Plans and Trust and the GSA Retirement Plan, the “Acquired Benefit Plans”). Seller shall be responsible for all liabilities related to any assessment of any Taxes, penalties or interest under the Patient Protection and Affordable Care Act of 2010 (as amended) with respect to any period prior to the Closing or with respect to the correction of any pre-Closing documentary or operational failure related to the GSA Retirement Plan. In addition, Seller shall be liable for any health benefit claims covered by an Acquired Benefit Plan that are incurred prior to the Closing to the extent that such health benefit claims are not reflected on the Closing Balance Sheet, are not covered by stop loss coverage, and are not covered by the assets of the underlying trust as of the Closing. For purposes of this Agreement, a claim for health benefits will be deemed to have been incurred on the date the related medical service or material was rendered to or received by the Acquired Employee claiming such benefit. Nothing in this Section 8.2(b) shall impair the Buyer’s right to indemnification pursuant to Article X of this Agreement. The Parties shall execute such documents and plan and trust amendments necessary to effectuate the Buyer assuming the Acquired Benefit Plans and shall cooperate and use their commercially reasonable efforts to transfer and assign all third party vendor relationships related to the Acquired Benefit Plans from the Seller to the Buyer such that such relationships transfer to the Buyer at the Closing. From and after the Closing, the Seller shall provide such information as reasonably needed by the Buyer for purposes of timely completing any required governmental filing pertaining to the Acquired Benefit Plans.
(c)    As of the Closing, the Buyer shall recognize for purposes of applying benefits and other perquisites that may be linked to an employee’s seniority or service with Buyer, the service of Acquired Employees with Seller prior to the Closing.
(d)    The Seller shall pay to each Acquired Employee any such accrued but unused vacation and, to the extent required by applicable Law, paid time off, both less applicable withholding Taxes, at the time of the Closing or, if permitted by applicable Law, at the next regularly scheduled payroll of the Seller after the Closing.
(e)    Notwithstanding anything to the contrary contained herein, all transaction or retention bonuses relating to the transactions contemplated by this Agreement arising from any contract or arrangement entered into between the Seller and any Business Employee will be paid by the Seller to any such Business Employee in accordance with the terms and conditions of any such transaction or retention bonus contract or arrangement, and the Buyer shall not assume any liability for any such bonuses.
(f)    Following the Closing, the Buyer will waive any pre-existing condition limitation under any Employee Welfare Benefit Plan maintained by the Buyer in which Acquired Employees and their eligible dependents participate.
Section 8.3    Defined Contribution Plans. Except with respect to the GSA Retirement Plan, as of the Closing, with respect to any Employee Pension Benefit Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code and is maintained by the Seller or any of its Affiliates for the benefit of any of the Acquired Employees, such Acquired Employees will cease to participate in such defined contribution plan. As of the Closing or as soon as practicable thereafter, each Acquired Employee will be permitted to elect a distribution of his or her account balance in the Seller’s or its Affiliate’s defined contribution plan and will be permitted to roll over his or her account balances in the Seller’s or its Affiliate’s defined contribution plan (or any portion thereof) to the Buyer’s defined contribution plan.
Section 8.4    Compliance with WARN. With respect to all employment losses experienced by the Acquired Employees and all other persons employed by the Buyer which take place on or after the Closing, the Buyer will have full responsibility and all liability under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and all other statutes, ordinances and regulations of any jurisdiction which impose advance notice or other requirements concerning any such employment losses. In the event that any such employment losses are deemed to cause a plant closing, mass layoff or other event requiring advance notice or other actions by the Seller and/or its Affiliates under WARN or other statutes, ordinances or regulations of any jurisdiction (a “Triggering Event”), then the Buyer will have full responsibility and all liability arising from any such Triggering Event. For purposes of this Section 8.4, a Triggering Event will be deemed to have been caused by such employment losses if the Triggering Event would not have occurred but for the employment losses which take place upon or after the Closing, and “employment loss” has the same meaning as defined in WARN and includes any other employment action giving rise to notice or other obligations under other statutes, ordinances and regulations of any jurisdiction.
Section 8.5    No Third Party Rights. Nothing contained herein is intended to confer upon any Business Employee any separate right to employment or continued employment with Buyer or its Affiliates, or any benefits under any Employee Benefit Plan by reason of this Agreement. No provision in this Agreement shall modify or amend any other agreement, plan, program or document unless this Agreement explicitly states that the provisions “amend” that other agreement, plan, program or document. This shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other Person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program or document, unless the provision is explicitly designated as such in this Agreement, and the Person is otherwise entitled to enforce the other agreement, plan, program or document. If a Person not entitled to enforce this Agreement brings an action to enforce any provision in this Agreement as an amendment to another agreement, plan, program or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this

Agreement, then that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.
ARTICLE IX
CLOSING CONDITIONS
Section 9.1    Conditions to Obligations of the Seller and the Buyer. The respective obligations of each of the Seller and the Buyer to effect the Closing and consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on the Closing Date, of the following conditions:
(a)    there shall not be in effect or pending any Order or charge of a Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (or seeking to do the foregoing); and
(b)    any required waiting periods (including any extensions thereof) applicable to the transactions contemplated by this Agreement and the Ancillary Documents under applicable Antitrust Laws shall have expired or been terminated.
Section 9.2    Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Closing and consummate the transactions contemplated by this Agreement is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    the representations and warranties of the Seller contained in ARTICLE IV shall be true and correct, disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect” set forth therein, on and as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect” set forth therein, as of such earlier date), except to the extent that the failure of such representations and warranties, individually or in the aggregate, to be so true and correct would not reasonably be expected to have a Material Adverse Effect;
(b)    the Seller shall have performed or complied with, in all material respects, all of its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Closing Date;
(c)    since the date hereof, no Material Adverse Effect shall have occurred and be continuing as of the Closing Date;
(d)    the Seller shall have delivered to the Buyer a certificate executed as of the Closing Date by an officer of the Seller to the effect that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) above have been satisfied (the “Bring Down Certificate”);

(e)    the Seller shall have delivered to the Buyer:
(i)    evidence of all consents, approvals, assignments and actions of, filings with and notices to any Governmental Entity or any other public or private third Persons listed on Schedule 9.2(e)(i);
(ii)    a duly executed counterpart of a bill of sale and assignment and assumption agreement in substantially the form attached as Exhibit D (the “Bill of Sale and Assignment and Assumption Agreement”);
(iii)    a duly executed counterpart of a subcontract pending novation and consent, covering each Government Contract included in the Purchased Assets, in substantially the form attached as Exhibit E (the “Subcontract Pending Novation and Consent”);
(iv)    a duly executed counterpart of a transition services agreement in substantially the form attached as Exhibit F (the “Transition Services Agreement”);
(v)    a duly executed counterpart of facility licenses in substantially the forms attached as Exhibit G-1, Exhibit G-2, Exhibit G-3 and Exhibit G-4, respectively, and corresponding to each of the premises set forth on Schedule 9.2(e)(v) (the “Facility Licenses”);
(vi)    a duly executed counterpart of an assignment of leases in substantially the form attached as Exhibit H (the “Assignment of Leases”); and
(vii)    a duly executed certificate in compliance with Section 1445 of the Code and the applicable Treasury Regulations thereunder that Seller is not a foreign person.
The Buyer may waive any condition specified in Section 9.1 or this Section 9.2 by executing a written waiver to that effect at or prior to the Closing.
Section 9.3    Conditions to Obligations of the Seller. The obligation of the Seller to effect the Closing and consummate the transactions contemplated by this Agreement is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    the representations and warranties of the Buyer contained in ARTICLE V shall be true and correct, disregarding all qualifications or limitations as to “materiality” and “Buyer Material Adverse Effect” set forth therein, on and as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifications or limitations as to “materiality” and “Buyer Material Adverse Effect” set forth therein, as of such earlier date), except to the extent that the failure of such representations and warranties to be so true and correct would not have a Buyer Material Adverse Effect;

(b)    the Buyer shall have performed or complied with, in all material respects, all of its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Closing Date;
(c)    the Buyer shall have delivered to the Seller a certificate executed as of the Closing Date by an officer of the Buyer to the effect that the conditions specified in Section 9.3(a) and Section 9.3(b) above have been satisfied; and
(d)    the Buyer shall have delivered to the Seller:
(i)    the Initial Purchase Price in cash by wire transfer of immediately available funds to the account or accounts designated by the Seller;
(ii)    a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement;
(iii)    a duly executed counterpart of the Subcontract Pending Novation and Consent;
(iv)    a duly executed counterpart of the Transition Services Agreement;
(v)    a duly executed counterpart of each of the Facility Licenses; and
(vi)    a duly executed counterpart of the Assignment of Leases.
The Seller may waive any condition specified in Section 9.1 or this Section 9.3 by executing a written waiver to that effect at or prior to the Closing.
ARTICLE X
REMEDIES
Section 10.1    Survival. Notwithstanding anything to the contrary in the applicable statute of limitations or other applicable Law, the representations and warranties of the Parties contained in this Agreement and the Ancillary Documents (other than the Subcontract Pending Novation and Consent, the Transition Services Agreement and the Facility Licenses) shall not survive the Closing and shall terminate at the Closing. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All covenants and agreements contained herein which by their terms contemplate full performance at or prior to the Closing shall terminate upon the Closing. In the event notice of any claim for indemnification under this ARTICLE X shall have been given prior to the expiration of a particular covenant or agreement and such claim has not been finally resolved by the expiration of such covenant or agreement, such covenant or agreement that is the subject of such claim shall survive, but only to the extent of and in the amount of the claim as made prior to the expiration of such covenant or agreement, until such claim is finally resolved. Indemnified Parties shall not have the right to bring any claim for indemnification under this ARTICLE X after the expiration of the survival period set forth in this Section 10.1 applicable to such claim.

Section 10.2    Indemnification. Subject to the terms, conditions and limitations set forth in this ARTICLE X, from and after the Closing:
(a)    the Seller shall indemnify and hold harmless the Buyer and each of its Affiliates and each of their respective officers, directors, members, managers and employees (collectively, the “Buyer Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Buyer Indemnified Parties prior to the expiration of the applicable survival period set forth in Section 10.1 arising out of:
(i)    any failure to perform any covenant or agreement of the Seller set forth in this Agreement or any Ancillary Document that by its terms contemplates actions or imposes obligations following the Closing, or
(ii)    the Excluded Liabilities; and
(b)    the Buyer shall indemnify and hold harmless the Seller and its Affiliates and each of their respective officers, directors, members, managers and employees (collectively, the “Seller Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Seller Indemnified Parties prior to the expiration of the applicable survival period set forth in Section 10.1 arising out of:
(i)    any failure to perform any covenant or agreement of the Buyer set forth in this Agreement or any Ancillary Document that by its terms contemplates actions or imposes obligations following the Closing,
(ii)    any obligation of the Buyer described in ARTICLE VIII that by its terms contemplates actions or imposes obligations following the Closing, or
(iii)    the Assumed Liabilities.
Section 10.3    Indemnification Procedures.
(a)    In order for a Party seeking indemnification pursuant to this ARTICLE X (the “Indemnified Party”) to be entitled to any indemnification provided for under this ARTICLE X in respect of a claim made against the Indemnified Party by any Person who is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party must notify the Party from whom indemnification is sought pursuant to this ARTICLE X (the “Indemnifying Party”) in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except in the event the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim, other than those notices and documents separately addressed to the Indemnifying Party.

(b)    The Indemnifying Party will have the right at any time to conduct and control the defense of, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnifiable hereunder and to select counsel of its choice, provided, however, that, to the extent the Buyer specifies in a notice to the Seller of a Third-Party Claim arising out of or relating to any Ordinary Course Liability that such Third-Party Claim is reasonably expected to result in an indemnifiable Loss hereunder of fifty percent (50%) or less of the aggregate Loss reasonably expected from such Third-Party Claim, the Buyer shall have the right to conduct and control the defense of, negotiate, settle or otherwise deal with such Third-Party Claim and to select counsel of its choice with respect thereto. If the Indemnifying Party does not elect to conduct or control the defense of any Third-Party Claim which relates to any Losses indemnifiable hereunder (other than arising out of or relating to any Ordinary Course Liability), the applicable Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim. If the Indemnifying Party assumes the defense of any such Third-Party Claim, the applicable Indemnified Party may participate, at its own expense, in (but not control) the defense of such Third-Party Claim; provided, however, that such Indemnified Party will be entitled to participate in (but not control) any such defense with separate counsel at the expense of the Indemnifying Party if (i) such participation is requested by the Indemnifying Party or (ii) in the reasonable written opinion of counsel to the applicable Indemnified Party, the Indemnifying Party’s counsel would not be permitted to represent both the Indemnifying Party and the Indemnified Party in the defense of such Third-Party Claim under applicable rules of professional responsibility; provided, further, that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim, provided, further, that the Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have control over, the defense or settlement of any Third-Party Claim (and the reasonable, out-of-pocket costs of such defense and any Losses with respect to such Third Party Claim shall constitute an amount for which the Indemnified Party is entitled, subject to the limitations herein, to indemnification hereunder) if (i) the Third Party Claim involves a criminal proceeding, action, indictment, allegation or investigation, (ii) if the Third Party Claim seeks injunctive or equitable relief against the Indemnified Party, or (iii) the Third Party Claim may result in suspension or debarment of the Indemnified Party by a Governmental Entity.
(c)    If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Party shall, and shall cause any other applicable Indemnified Parties to, cooperate in the defense or prosecution thereof and the Indemnifying Party shall consult with the Indemnified Party prior to settling, compromising or discharging any Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall, and shall cause any other applicable Indemnified Parties to, agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that (i) by its terms obligates the Indemnifying Party or its Affiliates to pay the full amount of the liability in connection with such Third-Party Claim which such payment is or will be made in full, (ii) does not require any payment or other action by any Indemnified Party, and (iii) unconditionally releases all applicable Indemnified Parties in connection with such Third-Party Claim, with prejudice, and does not require any admission or acknowledgement of liability or fault of any Indemnified Party. For all other Third-Party Claims the defense of which is assumed by the Indemnifying Party, the Indemnifying Party shall not settle, compromise or discharge such Third-Party Claim without the consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party elects not to assume the defense of a Third-Party Claim, the applicable Indemnified Parties shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
(d)    In the event any Indemnified Party should have a claim against any Indemnifying Party under this ARTICLE X that does not involve a Third-Party Claim, the Indemnified Party shall deliver timely notice of such claim to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same; provided, however, that failure to give such timely notification shall not affect the indemnification provided hereunder except in the event the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such notice will include a reasonably detailed description of such claim, the amount of such claim (or estimate thereof, if the amount is not known) and the basis for indemnification hereunder. For purposes of any investigation of a claim against any Indemnifying Party under this ARTICLE X that does not involve a Third-Party Claim, the Indemnified Party shall provide the Indemnifying Party with reasonable access during normal business hours to the Indemnified Party’s non-privileged books and records, other applicable non-privileged documentation and information and personnel relating to such claim.
(e)    An Indemnifying Party making any indemnification payment under this ARTICLE X shall be subrogated to all rights of the applicable Indemnified Party in respect of any Losses or Taxes indemnified by such party.
Section 10.4    Indemnification Limitations.
(a)    Notwithstanding anything herein to the contrary, (i) the rights provided under the Rep Insurance Policy shall be the sole and exclusive remedy of the Buyer with respect to any and all claims and Losses directly or indirectly arising out of or relating to any breach of any of the Seller’s representations and warranties contained in ARTICLE IV and the Ancillary Documents (other than the Subcontract Pending Novation and Consent, the Transition Services Agreement and the Facility Licenses), provided that nothing in this Section 10.4(a)(i) shall in any way limit Buyer’s remedies with respect to Fraud or a breach or non-performance of any of the Seller’s covenants and agreements hereunder or under any Ancillary Document, (ii) in no event shall any Affiliate of the Seller or any of the Seller’s or its Affiliates’ past, present or future officers, managers, employees, advisors, members, consultants, investment bankers, attorneys, brokers or other representatives or agents be liable for any indemnification to the Buyer under or in connection with this Agreement, and (iii) in no event shall the Buyer have any right to seek any indemnification or any other recourse of any type under or in connection with this Agreement or otherwise from any Affiliate of the Seller or any of the Seller’s or its Affiliates’ past, present or future officers, managers, employees, advisors, members, consultants, investment bankers, attorneys, brokers or other representatives or agents.
(b)    Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Seller be required to make payments for indemnification pursuant to Section 10.2(a)(i) in an aggregate amount in excess of the Purchase Price.

(c)    The Indemnified Party shall use its commercially reasonable efforts to recover under any and all Collateral Sources (including, with respect to the Buyer Indemnified Parties, the Rep Insurance Policy), for any Losses, but shall not be required to commence litigation or any other proceeding against any Collateral Source. In the event that a Buyer Indemnified Party is able to seek to recover for any Losses by pursuing a claim for a breach of representations or warranties for which coverage may be available under the Rep Insurance Policy or by pursuing any other type of claim, such Buyer Indemnified Party shall use its commercially reasonable efforts to claim such Losses in the manner for which coverage under the Rep Insurance Policy may be available, unless and until such coverage has been exhausted or denied by the Rep Insurer. For the avoidance of doubt, in the event that a Buyer Indemnified Party is able to seek to recover for any Losses as a breach of a representation or warranty, on the one hand, or as a breach of a covenant or as an Excluded Liability on the other hand, it shall use its commercially reasonable efforts to first pursue such Losses pursuant to a breach of a representation or warranty, provided that such obligation to pursue Losses pursuant to a breach of a representation or warranty shall not limit in any way a Buyer Indemnified Party from also pursuing such Losses pursuant to a breach of a covenant or as an Excluded Liability. In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments recovered by the Indemnified Party under indemnification agreements or arrangements with third parties or under any insurance policy obtained from a third party (including the Rep Insurance Policy) with respect to such Losses (each, a “Collateral Source”), or (ii) any prior recovery by the Indemnified Party from any Person with respect to such Losses, including by means of the operation of Section 3.3 through Section 3.5, less, in each case, any costs or expenses incurred by the Indemnified Party in procuring such payments or benefits. In the event of any indemnification claim paid, the Indemnifying Party may, in its sole discretion, require the Indemnified Party to grant to the Indemnifying Party an assignment of the right of such Indemnified Party to assert a claim against any Collateral Source. If the amount to be netted hereunder (the “Netted Amount”) from any payment required to be made by an Indemnifying Party to an Indemnified Party under this ARTICLE X is received by an Indemnified Party or otherwise determined after payment of any amount otherwise required to be paid to an Indemnified Party under this ARTICLE X such that the Indemnified Party has received an amount in connection therewith in excess of its related Losses (such excess recovery, the “Excess Recovery”), the Indemnified Party shall repay to the Indemnifying Party, promptly after receipt or determination of the Netted Amount, the Excess Recovery. In the event that the Seller is required to indemnify the Buyer for any Loss pursuant to the Excluded Liability listed as Item #12 on Schedule 2.3(b)(x), the availability of reimbursement or recovery for such Loss from the Governmental Entity constituting the customer under the applicable prime contract shall be deemed a Collateral Source from which the Buyer must use commercially reasonable efforts to seek recovery in accordance with this Section 10.4(c), and the full amount of any such recovery received by the Buyer shall be promptly disbursed by the Buyer to the Seller (whether or not such recovery constitutes an Excess Recovery).
(d)    Notwithstanding anything else contained in this Agreement to the contrary, and without limiting any recovery from Collateral Sources (including the Rep Insurance Policy) that may be available, after the Closing, except (i) as otherwise set forth in Section 3.5, (ii) in the case of Fraud committed by a Party, (iii) for a Party’s right to seek specific performance or an injunction pursuant to Section 12.8 or (v) for a Party’s rights under Section 12.18, indemnification pursuant to the provisions of this ARTICLE X shall be the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to any and all claims arising out of or in connection with this Agreement and the Ancillary Documents (other than the Subcontract Pending Novation and Consent, the Transition Services Agreement and the Facility Licenses) and the transactions contemplated hereby and thereby, including in respect of any misrepresentation or breach of any representation, warranty, covenant or other provision contained in this Agreement or the Ancillary Documents (other than the Subcontract Pending Novation and Consent, the Transition Services Agreement and the Facility Licenses). Without limiting the generality or effect of the foregoing, as a material inducement to the Seller entering into this Agreement, the Buyer (on behalf of itself and the other Buyer Indemnified Parties) hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, any claim or cause of action, known or unknown, foreseen or unforeseen, which it or any of the other Buyer Indemnified Parties may have against the Seller or any of its Affiliates by reason of this Agreement or the Ancillary Documents (other than the Subcontract Pending Novation and Consent, the Transition Services Agreement and the Facility Licenses), the events giving rise to this Agreement or the Ancillary Documents (other than the Subcontract Pending Novation and Consent, the Transition Services Agreement and the Facility Licenses) and the transactions provided for herein or therein or contemplated hereby or thereby, except for claims or causes of action brought under or expressly permitted by, and subject to the terms and conditions of, the provisions contained in this ARTICLE X. All payments made pursuant to this ARTICLE X shall be deemed to be adjustments to the Purchase Price.
(e)    An Indemnifying Party shall not be liable under this ARTICLE X for any (i) Losses relating to any matter to the extent that there is included in the Recent Balance Sheet a specific liability or reserve relating to such matter or (ii) Losses relating to any matter to the extent that the amount of such matter is reflected in the Closing Net Working Capital, as finally determined pursuant to Section 3.5.
(f)    The obligation of the Indemnifying Party to provide indemnification under this ARTICLE X shall be terminated, modified or abated as appropriate to the extent that the underlying Loss, cause of action or other claim: (i) would not have arisen but for a voluntary act or failure to act that is carried out by or at the express written request of, with the express written approval or concurrence of or with the knowing assistance of the Indemnified Party, (ii) is based, in whole or in part, on the fraud, bad faith or willful misconduct of the Indemnified Party or any of its Affiliates, (iii) is a Loss, cause of action or claim with respect to which the Indemnified Party or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable or (iv) is primarily a possible or potential Loss, cause of action or claim that the Indemnified Party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against such Indemnified Party or paid or incurred by such Indemnified Party.

(g)    No Indemnified Party shall have a right to recover Losses hereunder in respect of any claim if such claim would not have arisen but for a change after the Closing in Law or GAAP or other applicable accounting policies or a change after the Closing in interpretation of applicable Law as determined by a Governmental Entity.
(h)    AN INDEMNIFYING PARTY SHALL NOT BE LIABLE UNDER THIS ARTICLE X IN RESPECT OF ANY CLAIM FOR EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND (EXCEPT TO THE EXTENT RECOVERED BY A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM). FURTHER, SOLELY WITH RESPECT TO INDEMNIFICATION UNDER Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(b)(i), Section 10.2(b)(ii), and Section 10.2(b)(iii) AN INDEMNIFYING PARTY SHALL NOT BE LIABLE IN RESPECT OF ANY CLAIM FOR INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND (EXCEPT TO THE EXTENT RECOVERED BY A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM).
Section 10.5    Mitigation. Each Party agrees to use commercially reasonable efforts to mitigate any Loss which forms the basis of a claim for indemnification hereunder.
Section 10.6    Tax Treatment. Unless otherwise required by applicable Law, all indemnification payments hereunder will constitute adjustments to the Purchase Price for all Tax purposes, to the extent permissible under applicable Law, and no Party will take any position inconsistent with such characterization.
ARTICLE XI
TERMINATION
Section 11.1    Termination of Agreement. The Parties may terminate this Agreement as provided below:
(a)    the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)    the Buyer may terminate this Agreement by giving written notice to the Seller at any time that is both (i) prior to the Closing and (ii) after February 28, 2019 (the “End Date”), if the Closing shall not have occurred on or before the End Date by reason of the failure of any condition set forth in Section 9.1 or Section 9.2; provided that the right of the Buyer to terminate this Agreement under this Section 11.1(b) will not be available if (x) the Buyer has breached or failed to fulfill, in any material respect, any covenant, representation or warranty contained in this Agreement in a manner that has contributed to the failure to consummate the Closing on or before the End Date and (y) such violation or breach has not been waived by the Buyer or, with respect to a covenant breach, cured by the Seller within twenty (20) Business Days after written notice thereof by the Buyer;
(c)    the Seller may terminate this Agreement by giving written notice to the Buyer at any time that is both (i) prior to the Closing and (ii) after the End Date, if the Closing shall not have occurred on or before the End Date by reason of the failure of any condition set forth in

Section 9.1 or Section 9.3; provided that the right of the Seller to terminate this Agreement under this Section 11.1(c) will not be available if (x) the Seller has breached or failed to fulfill in any material respect its obligations under this Agreement in any manner that has contributed to the failure to consummate the Closing on or before the End Date and (y) such violation or breach has not been waived by the Seller or, with respect to a covenant breach, cured by the Buyer within twenty (20) Business Days after written notice thereof by the Seller; or
(d)    either the Seller or the Buyer may terminate this Agreement at any time prior to the Closing if there shall be in effect a final, non-appealable Order entered by or with any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order.
Section 11.2    Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1, all obligations and liabilities of the Parties hereunder will terminate and become void; provided that (a) nothing herein will relieve any Party from liability for Fraud or any breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination and (b) the Confidentiality Agreement and Section 4.20 (Brokers’ Fees), Section 5.9 (Brokers’ Fees), Section 6.7 (Publicity), Section 11.2 (Effect of Termination) and ARTICLE XII (Miscellaneous) will remain in full force and effect.
ARTICLE XII
MISCELLANEOUS
Section 12.1    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, (b) upon confirmation of successful delivery if delivered by electronic mail or facsimile or (c) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service that issues confirmation of delivery. All such notices and other communications shall be delivered personally, sent by recognized next-day courier service or sent by electronic mail or facsimile to the applicable Party at the following addresses, facsimile number or electronic mail addresses (or at such other address or facsimile number as such Party may specify by giving like notice to the other Party):

If to the Seller:	General Dynamics Information Technology, Inc. c/o General Dynamics Corporation 2941 Fairview Park Drive, Suite 100 Falls Church, VA 22042 Attention: Gregory S. Gallopoulos Facsimile: (703) 876-3554
With a copy (which will not constitute notice) to:	Jenner & Block LLP 353 N. Clark Street Chicago, IL 60654 Attention: Michael T. Wolf Email: mwolf@jenner.com
If to the Buyer:	MAXIMUS Federal Services, Inc. 1891 Metro Center Drive Reston, Virginia 20190 Attention: David R. Francis, General Counsel Email: davidfrancis@maximus.com
With a copy (which will not constitute notice) to:	Holland & Knight LLP 1650 Tysons Boulevard Suite 1700 Tysons, Virginia 22102 Attention: Michael Mannix and Valarie Ney Email: michael.mannix@hklaw.com and valarie.ney@hklaw.com
Section 12.2    Expenses; No Offset. Except as expressly provided in this Agreement, each of the Buyer and the Seller, and their respective Affiliates, will bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated. Notwithstanding the foregoing, the Buyer and the Seller shall each bear the cost of fifty percent (50%) of any fees required in connection with the filing of any notifications and related materials that are required under the HSR Act or any other Antitrust Law. Neither Party may make any offset against amounts due to the other Party or its Affiliates pursuant to this Agreement, the Ancillary Documents or otherwise.
Section 12.3    Disclosure Schedules. The representations and warranties of the Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules. Where only brief particulars of a matter are set out or referred to in the Disclosure Schedules, or a reference is made only to a particular disclosed document or part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed so long as (in the case of disclosed documents) such documents were made available to the Party to which such Disclosure Schedules were delivered. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business or the Purchased Assets, taken in part or as a whole, or as an admission of liability or obligation of the Seller to any third party. The specific disclosures set forth in the Disclosure Schedules have been organized to correspond to section references in this Agreement to which the disclosure may be most likely to relate, together with appropriate cross references when disclosure may be applicable to other sections of this Agreement; provided, however, that any disclosure made in the Disclosure Schedules for the purposes of any one section of this Agreement shall be deemed made for the purposes of all other sections of this Agreement so long as the applicability of such disclosure to such other sections of this Agreement is reasonably apparent on the face of such disclosure. In the event that there is any inconsistency between this Agreement and matters disclosed in the Disclosure Schedules, information contained in the Disclosure Schedules will prevail and will be deemed to be the relevant disclosure.
Section 12.4    Bulk Sales or Transfer Laws. The Buyer waives compliance by the Seller with the provisions of any bulk sales laws that may be applicable to the transactions contemplated by this Agreement.
Section 12.5    Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned or delegated by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
Section 12.6    Amendment; Waiver. This Agreement may only be amended, modified or supplemented by a written instrument executed and delivered by the Seller and the Buyer. A Party may extend the time for performance of or waive compliance with any of the covenants or agreements of the other Party, and may waive any breach of the representations or warranties of such other Party. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party against which it is sought to be enforced.
Section 12.7    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
Section 12.8    Specific Performance; Time For Performance.
(a)    Each Party acknowledges and agrees that the other Party would be irreparably damaged if any provision of this Agreement is not performed in accordance with its terms or otherwise is breached and that monetary damages would not provide adequate remedy in such event. Accordingly, each Party agrees that the other Party shall be entitled to injunctive relief to prevent any such failure of performance or breach and to enforce specifically this Agreement and any of the terms and provisions hereof, in each case without proof of actual damages and without posting any bond or other indemnity, in addition to any other remedy to which it may be entitled at law or in equity.

(b)    The Parties acknowledge and agree that time is of the essence for the performance of all actions required or permitted to be taken by the Buyer or the Seller under this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded, and the entirety of the last day of such period shall be included, unless it is not a Business Day, in which case the period shall be deemed to run until the end of the next day which is a Business Day.
Section 12.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement. This Agreement may be executed and delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, which will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement for all purposes.
Section 12.10     Descriptive Headings. The headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement or affect the interpretation hereof.
Section 12.11    No Third-Party Beneficiaries. Except as set forth in ARTICLE X hereof, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 12.12    Entire Agreement. This Agreement and the Ancillary Documents collectively constitute the entire agreement among the Parties and supersede any prior and contemporaneous understandings, agreements, representations or warranties by or among the Parties, written or oral, that may have related in any way to the subject matter hereof. In the event of any inconsistency between the terms and conditions of this Agreement and those in any of the Ancillary Documents, the terms and conditions of this Agreement will control.
Section 12.13    Exhibits and Schedules. The Exhibits and Disclosure Schedules attached to this Agreement are made a part of this Agreement as if set forth fully herein.
Section 12.14    Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.
Section 12.15    Forum Selection; Waiver of Jury Trial.
(a)    Any legal suit, action or proceeding arising out of or based upon this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby may be instituted in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in New York County, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Delivery of service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the Ancillary Documents is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Each Party certifies and acknowledges that (a) no representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.15(b).
Section 12.16    Acknowledgements; Disclaimer of Representations and Warranties.
(a)    THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, NEITHER THE SELLER NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS OR REPRESENTATIVES HAS MADE, OR IS MAKING, AND THE BUYER IS NOT RELYING ON, ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER (INCLUDING BY OMISSION), EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES OR OTHERWISE, OR WITH RESPECT TO ANY INFORMATION PROVIDED TO THE BUYER AND/OR ITS REPRESENTATIVES, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, ENVIRONMENTAL CONDITION, TITLE OR NON-INFRINGEMENT. THE SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS AND REPRESENTATIVES, HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES (INCLUDING BY OMISSION) AND ANY SUCH OTHER INFORMATION THAT MAY HAVE BEEN PROVIDED. EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE IV, THE BUYER IS PURCHASING, AND THE SELLER IS SELLING, ASSIGNING AND TRANSFERRING, THE PURCHASED ASSETS ON AN “AS-IS, WHERE-IS”, “WITH ALL FAULTS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, THE BUYER ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLER, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS OR REPRESENTATIVES HAS MADE, OR IS MAKING, AND THE BUYER IS NOT RELYING ON, ANY REPRESENTATION OR WARRANTY (INCLUDING BY OMISSION) REGARDING (A) THE CONTINUATION OF GOVERNMENT CONTRACTS, THE PROSPECTS FOR FUTURE AWARDS, THE EXERCISE

OF OPTIONS, THE ISSUANCE OF TASK ORDERS OR THE FUNDING FOR ANY GOVERNMENT CONTRACTS, AND NONE WILL BE IMPLIED AT LAW OR IN EQUITY, (B) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES FURNISHED OR MADE AVAILABLE TO THE BUYER AND/OR ITS REPRESENTATIVES, OR (C) ANY PROJECTIONS, ESTIMATES, FORECASTS OR BUSINESS PLANS WITH RESPECT TO THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR OTHERWISE, ALL OF WHICH REPRESENTATIONS AND WARRANTIES (INCLUDING BY OMISSION) THE SELLER HEREBY DISCLAIMS. THE SELLER WILL NOT BE LIABLE TO THE BUYER OR ANY OTHER PERSON AS A RESULT OF THE DISTRIBUTION TO THE BUYER, OR THE BUYER’S USE OF OR RELIANCE UPON, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR INFORMATION MEMORANDA, OR IN ANY OTHER FORM, IN EXPECTATION OF OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(b)    The provisions of this Section 12.16, together with the remedies specified in ARTICLE X, were specifically bargained-for between the Seller and the Buyer and were taken into account by the Seller and the Buyer in agreeing to the amount of the Purchase Price, the adjustments thereto and the other terms and conditions hereof. The Seller and the Buyer have specifically relied upon the provisions of this Section 12.16, together with the remedies specified in ARTICLE X, in agreeing to the Purchase Price, the adjustments thereto and the other terms and conditions hereof, including in agreeing to provide the specific representations and warranties set forth herein.
(c)    Each of the Parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated Parties derived from arm’s length negotiations; both Parties to this Agreement specifically acknowledge that no Party has any special relationship with the other Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction.
Section 12.17    Representation of the Business and the Seller. Each of the Buyer and the Seller hereby agrees, on its own behalf and on behalf of its directors, equityholders, officers, employees and Affiliates, that, in the event that a dispute arises under this Agreement or any Ancillary Document after the Closing between the Buyer and the Seller, Jenner & Block LLP (“J&B”) may represent the Seller, or any director, equityholder, officer, employee or Affiliate of the Seller, in such dispute even though the interests of the Seller may be directly adverse to the interests of the Buyer or the Business, and even though J&B may have represented the Business in a matter substantially related to such dispute. Without limiting the foregoing, the Buyer, for itself and on behalf of its directors, equityholders, officers, employees and Affiliates, hereby irrevocably waives and consents to any such representation in any such matter. The Buyer further agrees that (i) all communications among J&B, the Business and the Seller and (ii) the attorney-client privilege and the expectation of client confidence arising from J&B’s representation of the Seller and the Business, in the case of the preceding clauses (i) and (ii) related to the negotiation, preparation, execution or delivery of this Agreement or any Ancillary Document or the consummation of the transactions contemplated by this Agreement or any Ancillary Document, belongs to the Seller and may be controlled by the Seller and shall not pass to or be claimed by the Buyer or the Business.
Section 12.18    Guarantee. Maximus hereby absolutely and irrevocably guarantees the payment to the Seller of the Initial Purchase Price and any adjustment thereto due by the Buyer pursuant to Section 3.5, in each case, taking into account any other provisions of this Agreement that limit such payment obligations. Maximus represents and warrants to the Seller that it has full power and authority to execute, deliver and perform this guarantee and its obligations hereunder, that the execution and delivery of this guarantee by Maximus and the performance by Maximus of its obligations hereunder have been duly authorized by all requisite action of Maximus, and that this guarantee constitutes a valid and binding legal obligation of Maximus, enforceable against Maximus in accordance with its terms. Notwithstanding anything to the contrary in this Section 12.18, the Parties and Maximus agree that this guarantee is a guarantee of collectability, and the Seller shall not instigate any actions for collection with respect to all or any portion of the guarantee against Maximus unless the Buyer shall have continued to breach its payment obligations under this Agreement for a period of ten (10) Business Days following written notice of such breach delivered by the Seller to the Buyer and Maximus.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

GENERAL DYNAMICS INFORMATION TECHNOLOGY, INC.

By: /s/ Gregory S. Gallopoulos
Name:    Gregory S. Gallopoulos
Title:    Vice President

MAXIMUS FEDERAL SERVICES, INC.

By: /s/ Michael L. Palensky
Name:    Michael L. Palensky
Title:    Vice President and Secretary

MAXIMUS INC.
(Solely for purposes of Section 12.18)

By: /s/ Bruce L. Caswell
Name:    Bruce L. Caswell
Title:    Chief Executive Officer

[Asset Purchase Agreement]